UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Vertiv Holdings Co
(Name of Registrant as Specified In Its Charter)
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Vertiv Holdings Co 505 N. Cleveland Avenue Westerville, Ohio 43082 April 26, 2024

Annual Meeting of Stockholders – June 19, 2024

Dear Stockholder,

On behalf of the Board of Directors of Vertiv Holdings Co (“Vertiv”), I am pleased to invite you to participate in Vertiv’s 2024 Annual Meeting of Stockholders on June 19, 2024, at 11 a.m. Eastern time. The meeting will be virtual and can be accessed via live webcast at the following address www.virtualshareholdermeeting.com/VRT2024.

We encourage you to review the proxy statement, which contains important information about the stockholder meeting, our nominees for election to our Board of Directors, and executive compensation, among other important disclosures.

Whether or not you plan to participate in the meeting, it is important that your shares be represented. Please vote your shares via the internet, the toll-free telephone number provided or, if you received a paper copy of a proxy card or voter instruction form by mail, you may vote your shares by completing, signing, dating, and returning your proxy card or voter instruction form in the postage-paid envelope.

We value you as one of our stockholders, we appreciate your investment in Vertiv, and we welcome your participation in our upcoming stockholder meeting.

Kind regards,

David M. Cote Executive Chairman of the Board

Notice of Annual Meeting of Stockholders To be held on June 19, 2024 11:00 a.m. (ET)

Notice is hereby given that the 2024 annual meeting of stockholders (the “Annual Meeting”) of Vertiv Holdings Co, a Delaware corporation (the “Company,” “Vertiv” or “we”), will be held on June 19, 2024 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2024. We are holding the meeting for the following purposes:

1.

Election of Directors. Elect eleven directors to our Board of Directors, each for a term of one year expiring at the 2025 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;

2.	Say-On-Pay. Approve, on an advisory basis, the 2023 compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Only stockholders of record as of the close of business on April 22, 2024 (the “Record Date”) will be entitled to virtually attend or vote at the Annual Meeting or any adjournment or postponement thereof. A complete list of these stockholders will be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or any proxy card that you received, or on the materials provided by your bank or broker.

To facilitate voting, Internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker, or other holder of record, please follow the voter instruction form you received from the holder of record.

The 2024 Annual Meeting will be virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2024. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the Annual Meeting to ensure you are logged in when the Annual Meeting starts.

Your vote is important. Please act as soon as possible to vote your shares, whether or not you plan to virtually attend the Annual Meeting. Additionally, please mark, sign, date, and return the accompanying proxy card or voter instruction form in the postage-paid envelope or vote by telephone or via the Internet. Instructions are included on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials.

April 26, 2024

Stephanie L. Gill Chief Legal Counsel and Corporate Secretary

These materials were first sent or made available to shareholders on April 26, 2024.

- 2024 Proxy Statement | i

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

Meeting Details

• Time and Date:	June 19, 2024 (11:00 a.m. Eastern Time)

• Place:	Virtual Meeting (see www.virtualshareholdermeeting.com/VRT2024)

• Record Date:	April 22, 2024

• Voting:	Stockholders of Vertiv as of the Record Date are entitled to vote. Each share of Vertiv Class A common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Meeting Agenda

Item	Proposal	Board’s Voting Recommendation	Page Reference

➊	Election of Directors Elect eleven directors to our Board of Directors, each for a term of one year expiring at the 2025 annual meeting of stockholders and until such director’s successor has been duly elected and qualified;	FOR (each nominee)	10

➋	Say-on-Pay Approve, on an advisory basis, the 2023 compensation of our named executive officers as disclosed in the accompanying proxy statement; and	FOR	49

➌	Independent Auditor Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR	50

2023 Performance

After developing a strategic framework in 2022 to strengthen and improve our operational and financial performance, 2023 was a year of transformative growth for our business driven by our relentless pursuit of operational excellence and execution. Throughout 2023, we aggressively focused and executed on our strategic priorities: institutionalizing operational excellence and execution; building a high-performance culture of collaboration, accountability, and innovation; and delivering profitable growth and improved cash flow. Laser focused on operational execution, we continued to implement our Vertiv Operating System, strengthened supply chain resiliency, and significantly expanded and enhanced our manufacturing capacity, footprint and capabilities. Moreover, we collaborated and deepened our relationships with our customers and technology partners to strengthen our market leadership position, doubling down on our efforts to develop and deliver innovative, highly efficient and reliable products and services for our customers today and the next generation of technologies for the future.

With the proliferation of data traffic growth and the credible, unprecedented acceleration and demand for artificial intelligence (“AI”), demand for our products, software, and services remained strong throughout 2023. We delivered profitable growth and improved cash flow, and repeatedly raised and exceeded financial guidance across key financial metrics over the course of the year. Based upon this strong performance, our Board of Directors authorized an increase in our annual cash dividend, as well as our first share repurchase program, as part of our overall capital deployment strategy to provide greater flexibility in returning capital to shareholders.

- 2024 Proxy Statement | 1

By the numbers, we ended 2023 with the strongest financial results in our history, with full year net sales rising 21% over prior year to ~$6.9 billion, record backlog of ~$5.5 billion (an increase of 16% over prior year), operating profit increasing 290% over prior year to ~$872 million, and adjusted free cash flow of ~$778M (up more than $1 billion over prior year). In short, 2023 was a year of operational and financial transformation, culminating in our strongest financial results in history and delivering on our commitments to our employees, customers and shareholders.

Because of the cumulative efforts of all of our employees, and the relentless pursuit of operational excellence, underpinned by having the right leadership in place and the enduring strength of our customer and technology partnerships, we are well positioned for sustained short- and long-term growth and value creation for our shareholders.

Strategic Compensation-Related and Other Actions to Position Us for Long-Term Growth

During 2023, we were laser focused on operational excellence and execution, and building a high-performance culture throughout our company, including operations, manufacturing, supply chain, and other disciplines within our business. In response to the unprecedented growth in data and the increasing demands and acceleration that AI is presenting in our industry, we took focused actions against the strategic framework we laid out in 2022 to improve operational and financial performance, to enhance and expand our capacity and capabilities to meet customer demand, to retain and attract top talent, and to position our business for short- and long-term growth in the face of geopolitical and macroeconomic uncertainty. For example:

✓

Continued Focus on Pay for Performance. As described in more detail in the “Compensation Discussion and Analysis” below, our executive compensation program focused on performance. For example, cash bonus payouts for named executive officers were generally above target due to our strong financial performance in 2023 and achievement of results above our financial targets. We continued to focus on annual equity grants in the form of stock options, which only have value if our stockholders receive value through stock price increases.

✓

Strategic Restricted Stock Equity Awards for Non-Executives. The Compensation Committee authorized our CEO to grant special, strategic Restricted Stock equity awards to certain eligible non-executive employees to incentivize them for the achievement of results above the financial metrics for our annual incentive plan and in recognition of strong 2023 financial performance for the business. These awards were in addition to the cash bonus payouts to

2 |	- 2024 Proxy Statement

eligible employees and were issued in an effort to align with our pay for performance focus and to promote the long-term retention of the business leaders that the Company needs to attain such goals.

✓

Successful Leadership Transition. In January 2023, we successfully transitioned leadership of our business to Giordano Albertazzi, our CEO. As such, our compensation program decisions supported this successful transition, and encouraged Mr. Albertazzi to focus his efforts on key priorities, such as operational excellence and execution, building a high-performance culture, and delivering profitable growth and improved cash flow. See the “Compensation Discussion and Analysis” for more information.

✓

Cost Mitigation. We continued to take decisive actions to enhance supply chain resiliency, mitigate inflationary pressures from material and labor costs through the qualification and on-boarding of alternate suppliers, analyze and reduce discretionary spending, and other actions targeted to keep fixed costs constant.

✓

Supply Chain Improvements. We continued our global cadence of reviewing both internal and external supply chain challenges to address inflationary costs and labor and parts shortages. We continued our focused efforts on supplier diversity and resiliency, as well as engineering redesign initiatives, to enable us to qualify alternate part and component suppliers for our products and improve supplier delivery times and reductions in cost. Further, we maintained our “in region, for region” supply base emphasis to focus suppliers in region on delivering parts and components for our operations in the region.

✓

Attracting and Retaining of Our Workforce Talent. As we continue to position our business for short- and long-term growth, we maintained our focused approach regarding retention of our employee talent pool, and efforts to attract, hire and retain talent, particularly in our engineering, research and development and operations teams. We have continued to grow in a reasonable manner despite a competitive labor environment and rising labor costs in 2023.

✓

Management Focus. Our entire management team, together with our Executive Chairman as further described in the “Board of Directors Leadership Structure” below, is actively involved in setting and implementing our strategic priorities and responding to the opportunities and challenges we faced as a company in 2023.

✓

Price Actions. We continued our relentless focus on pricing actions to mitigate inflationary pressures on materials and labor, and we realized $470 million in price in 2023. Also see other financial highlights in the “Compensation Discussion and Analysis” below.

Compensation Packages Are Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2023 for our CEO and our other NEOs, including salary, target annual cash incentive, annual long-term incentive awards granted during the year (in the form of stock options, excluding the one-time performance equity awards)(1) and other benefits. As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

(1)	See the “Compensation Discussion and Analysis—2023 Summary” below for an explanation of amounts excluded from these charts.

- 2024 Proxy Statement | 3

CEO Compensation Is Focused on Variable Pay

Mr. Albertazzi’s primary compensation opportunities for 2023, are summarized below:

2023 Compensation of Our CEO (Mr. Albertazzi)	2023

Base Salary	$900,000

Target Cash Bonus (as % of Base Salary)	125%

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$3.3 M

Corporate Governance Highlights

✓	Annual Full Board Elections. We provide for director elections on an annual basis to provide our stockholders with regular input on the composition of our Board of Directors.

✓

Separate Chairman and CEO Roles. We believe that, at this time, our continuing separation of the roles of CEO and Chairman enables the Board of Directors to effectively exercise its role in oversight of Vertiv while allowing our CEO to focus on the management of the day-to-day conduct of our business. See “Board of Directors Leadership Structure” below for further information.

✓

Code of Conduct. We have a code of conduct that applies to all our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of conduct, along with other corporate governance documents, is available on our website, https://investors.vertiv.com/corporate-governance/documents/default.aspx.

✓	No Poison Pill. Vertiv does not maintain a poison pill or stockholder rights plan.

✓

Robust Stock Ownership Guidelines. We require executive officers and directors to hold meaningful amounts and values of stock and to meet certain other guidelines, as further set forth below under “Stock Ownership Guidelines for Company Officers and Directors.” Further, the Company adopted a “no sale” restriction that restricts an executive officer from selling stock until such officer has met or exceeds ownership guidelines. All of our executive officers and directors have met or are on their way to meeting these guidelines within the applicable time period.

✓	Prohibition of Hedging and Pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

Commitment to Responsible Business Initiatives

Vertiv continues to advance our efforts with certain responsible business initiatives. In particular:

✓

Reporting — We issued our second annual ESG report in 2023, which was aligned to certain elements of the Sustainability Accounting Standards Board (“SASB”), Task Force on Climate-Related Financial Disclosures (“TCFD”), and Global Reporting Initiative (“GRI”) frameworks and select United Nations Sustainable Development Goals (“UNSDGs”) that we viewed as most relevant to our business.

✓

Governance — We intend to continue to hold ourselves to high governance standards. In 2023, our Responsible Business Steering Committee continued to develop our responsible business strategies, evaluate related disclosure frameworks for public reporting, and apprised our Board of Directors on various responsible business topics.

✓

Efficient Products and Systems — We continued to innovate and develop products, services and solutions that help enable our customers to meet their energy efficiency and environmental-related goals, such as the New Vertiv™ TimberMod™ variant, which can significantly reduce a customer’s carbon footprint as compared to steel modular structures, and the Vertiv™ Liebert® HPC-S Aircooled Freecooling Chiller Range with Scroll Compressor and low-Global Warming Potential (“GWP”) refrigerant, which is designed to reduce CO2e emissions, increase seasonal efficiency, and lower annual energy consumption. Our approach to meeting our customers’ demands of growing critical digital infrastructure, while enabling them to reduce their impact on the environment, rests on five key principles that we strive to achieve when developing and delivering high-performing, energy and water efficient products, services and solutions:

•	High efficiency: Continuously designing products and solutions that improve upon energy and water efficiency.

•	High reliability: Building resilient and highly serviceable equipment that’s durable and long lasting.

•	Low impact: Striving to reduce the life cycle carbon emissions of products by using lower carbon construction materials, such as low GWP refrigerants and mass timber, and building them in manufacturing facilities with lower carbon footprints.

4 |	- 2024 Proxy Statement

•	Low touch: Enabling remote troubleshooting, optimization services, and more connected systems to improve and reduce the environmental impact of maintenance practices.

•	Circular economy: Seeking to increase our use of recycled materials in our products and product packaging and to reuse, refurbish, or recycle end-of-life equipment and materials.

✓

Responsible Operations — We continued to benchmark our operations by collecting and evaluating our greenhouse gas emissions inventory in an effort to refine internal plans to reduce our carbon emissions and the waste footprint of our own operations, in addition to helping reduce our customers’ impacts on the environment through our energy and water efficient operations and products.

✓

Our Neighbors — We believe our success is intrinsically linked to our responsibility towards the planet, our employees, customers, communities, and other stakeholders we serve, and the ethical values that underpin our corporate culture. In 2023, together with our employees and their families, Vertiv supported various organizations and activities within our local communities all around the world, whether by providing volunteer services or monetary donations. Examples include, Columbus Crew STEM Day, PCsForPeople, iMasons JASON Learning Initiative, Pelotonia, SOS Satele Copiilor Romania Youth Can program, Treedom, and other environmental and social impact projects.

✓

Our People — As further described in the “Compensation Discussion and Analysis” below, our Compensation Committee demonstrated strong leadership by recognizing and rewarding our management team’s strong performance in delivering transformative results by paying above target bonuses, generally, to our NEOs for 2023 and to eligible non-executive employees. These bonuses were paid in recognition of company and individual performance results, and are in furtherance of our pay for performance culture and in an effort to maximize the retention of our employees who helped us implement and deliver strong results against our strategic framework in 2023. We recognize that our employees are critical to achieving our strategic priorities and business objectives, and investing in them is a key component to our success.

We provide development and training programs for our employees, including new product training for our sales and services organizations, “Managing@Vertiv” for our management level employees, and “MyFirst90Days” for newly hired employees as key human capital measures and objectives. Additionally, our salaried and services employees participate in our comprehensive annual performance review process meant to encourage a direct conversation where candid feedback can be shared to help our employees develop, achieve their career goals, and drive our high-performance culture.

Further, we offer leadership development programs for employees at the early career levels in finance, sales, services and engineering and customized programs for target populations to further develop their skills, and specialized partnership programs with local universities that lead to obtaining bachelors and/or masters degrees in technology.

Our offerings include:

•	Finance, Sales, Engineering, and Field Services Leadership Development Rotational Programs for early-career employees based in the Americas, India, or Europe, Middle-East, and Africa reporting units.

•	Specialized partnership programs with local universities in India for high-potential engineers to earn a post-secondary baccalaureate and/or a graduate degree.

•	Programs for identified high-potential leaders in early-, mid-, senior-, and leadership-ready positions across multiple functions globally that focus on training in the areas of operational and strategic thinking, offers the opportunity to participate and lead global projects, and obtain global networking & visibility to executive leadership.

•	Specialized training for employees based in our support hubs, located in the Philippines and Romania, around key business skills including customer service, finance fundamentals and customer service mindset.

•	VOS training is delivered globally. This training, known as VOS Academy, is offered virtually for salaried employees and all hourly employees receive training at our global manufacturing sites.”

✓

Safety. We employ a sophisticated global occupational health and safety management system designed to monitor, track, and improve processes and procedures to enhance employee safety. Utilizing this system to enable continual improvement in our safety programs, we have achieved some of the lowest injury rates in our industry. Additionally, we have a dedicated team of environmental, health and safety professionals throughout our facilities and service regions, as well as on-site medical services at many of our manufacturing facilities. We believe a safe and healthy workplace is essential to flourish as a business. We prioritize the health and safety of our global workforce and anyone who enters our facilities or interacts with our products. We believe we have an effective employee, health and safety strategy, as evidenced by our strong safety record, including our total recordable injury rate of 0.27 and our lost time incident rate of 0.16 relative to certain peers. Safety is of fundamental importance to us. We aim to provide the tools, training, and other resources needed to achieve our goal of reducing and controlling workplace risks and creating an injury-free workplace. We believe that employee engagement is essential to our continuous improvement efforts. One way we measure proactive engagement is through our “good catch” initiative that encourages reporting of safety observations, hazards, and suggestions for improvement. We encourage, value and recognize employees who provide input, and through documented procedures, our local management teams respond promptly to address any observed matters.

- 2024 Proxy Statement | 5

GENERAL INFORMATION

We are making this proxy statement available to our stockholders on or about April 26, 2024 in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting, which will be held on June 19, 2024 at 11:00 a.m. (Eastern Time), via live webcast at the following address www.virtualshareholdermeeting.com/VRT2024. The Annual Meeting will be completely virtual. You may attend the Annual Meeting and vote your shares electronically during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2024. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Vertiv recommends that you log in 15 minutes before the meeting to ensure you are logged in when the Annual Meeting starts. Please note that you will not be able to attend the Annual Meeting in person. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

We have one class of outstanding common stock, our Class A common stock, which has one vote per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

What information is included in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors, Board Committees and corporate governance matters, the compensation of current directors and certain executive officers for the year ended December 31, 2023, and other information.

What are the Proxy Materials?

The “Proxy Materials” are this proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (referred to herein as the “Form 10-K”).

Why did I receive a one-page notice in the mail regarding the Internet Availability of the Proxy Materials instead of a full set of the Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Committee (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we have elected to furnish our Proxy Materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are three proposals to be voted on at the Annual Meeting:

1.

Election of Directors: elect eleven directors to our Board of Directors for a term of one year expiring at the annual meeting of stockholders to be held in 2025 and until such director’s successor has been duly elected and qualified;

2.	Say-on-Pay: approve, on an advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement; and

3.	Independent Auditor: ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Board of Directors recommends that you vote FOR each nominee in proposal 1, and FOR each of proposals 2 and 3.

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our Annual Meeting, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

Who may vote at the meeting?

Holders of Class A common stock, together as a single class, as of the close of business on April 22, 2024, the Record Date, may vote at the Annual Meeting.

6 |	- 2024 Proxy Statement

How many votes do I have?

As of the Record Date, there were 374,344,987 shares of Class A common stock outstanding. Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date.

What vote is required for each proposal?

For proposal 1, the election of directors, each director must be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. This means that the eleven nominees receiving the largest number of “FOR” votes will be elected as directors.

Proposal 2, the approval, on an advisory basis, of the compensation of our named executive officers, proposal 3, the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and any other proposals that may properly come before the Annual Meeting must be approved by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast in respect of proposals 1, 2 and 3 to be voted on at the Annual Meeting, and as a result, have no impact on those proposals.

What constitutes a “quorum”?

The holders of a majority of the voting power of the shares of Class A common stock issued, outstanding and entitled to vote at the Annual Meeting, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record.

•	Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

•	Vote by Internet. Visit www.proxyvote.com to vote via the Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voter instruction forms provided by their brokers, trustees, banks, or other nominees. Please check your voter instruction form for Internet voting availability.

•	Vote by Telephone. Call toll-free 1-800-690-6903 in the United States or from foreign countries from any touch-tone telephone and follow the instructions. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voter instruction forms provided by their brokers, trustees, banks or other nominees.

•	Vote by Mail. Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voter instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voter instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voter instruction form but do not indicate your voting preferences, please see “How are abstentions and broker non-votes counted?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on each proposal.

- 2024 Proxy Statement | 7

•	Vote at the Annual Meeting. All stockholders as of the close of business on the Record Date can vote at the Annual Meeting via the Annual Meeting website. There will not be a physical meeting location. Any stockholder as of the Record Date can attend the Annual Meeting webcast by visiting www.virtualshareholdermeeting.com/VRT2024 where such stockholders may vote during the Annual Meeting. The Annual Meeting starts at 11 a.m., Eastern Time. We encourage you to allow ample time for online check-in, which will open at 10:45 a.m., Eastern Time. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VRT2024.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting virtually and voting at the Annual Meeting via the Annual Meeting website. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not instruct your broker on how to vote your shares, the broker or other organization holding your shares can vote on certain routine proposals but cannot vote on other proposals. Proposals 1 and 2 are not considered routine proposals. If you hold shares in street name and do not instruct your broker on how to vote on proposal 1 or 2, your shares will not be voted in respect of those proposals and will be counted as “broker non-votes.” Proposal 3 is a “routine” proposal, and your broker has discretion to vote those shares.

Who is paying for this proxy solicitation?

We have retained Georgeson LLC to solicit proxies, for which we will pay a fee of approximately $12,500.00 plus reasonable out-of- pocket expenses. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers, or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voter instructions.

How can I attend the Annual Meeting?

You may attend the Annual Meeting virtually and vote your shares online during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/VRT2024. You will need the 16-digit control number that is printed on your proxy card, voter instruction form or Notice of Internet Availability of Proxy Materials, to enter the Annual Meeting. If you are a beneficial owner and do not have your 16-digit control number, contact your banker, broker, or other nominee. Please note that you will not be able to physically attend the Annual Meeting in person, but may attend the Annual Meeting in person online.

How can I ask questions at the Annual Meeting?

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VRT2024, as further described above.

The virtual Annual Meeting format allows stockholders to communicate with Vertiv during the Annual Meeting so they can ask questions of Vertiv’s management and Board of Directors, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VRT2024, clicking the Q&A button on your screen and typing your question into the provided text field.

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on our Investor Relations website, www.investors.vertiv.com, as soon as practicable after the Annual Meeting.

8 |	- 2024 Proxy Statement

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct, and other materials for the Annual Meeting will be available during the Annual Meeting at www.virtualshareholdermeeting.com/VRT2024.

Who can I contact if I have technical difficulties accessing or participating in the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available at www.virtualshareholdermeeting.com/VRT2024. The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.

Where can I find voting results?

Final voting results from the Annual Meeting will be filed with the SEC on a Current Report on Form 8-K on or before the fourth business day after the Annual Meeting concludes.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

We may satisfy SEC rules regarding delivery of our Proxy Materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials, by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as householding. We have delivered only one set of the Proxy Materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2023 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please send the request to Vertiv Holdings Co, Attn: Investor Relations, 505 N. Cleveland Avenue, Westerville, Ohio 43082 or calling us at 614.841.6776.

If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2023 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at our executive office by calling 614.841.6776. Stockholders sharing an address who are receiving multiple copies of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at our executive office by calling 614.841.6776.

Whom should I contact if I have additional questions?

You can contact our Investor Relations department at our executive office at 614.841.6776. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at www.investors.vertiv.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Vertiv Holdings Co

Attn: Investor Relations

505 N. Cleveland Avenue

Westerville, Ohio 43082

- 2024 Proxy Statement | 9

Proposal 1: Election of Directors

At the Annual Meeting, stockholders will vote to elect the eleven nominees named in this proxy statement as directors. Each of the directors elected at the Annual Meeting will hold office until the 2025 annual meeting of stockholders and until his/her successor has been duly elected and qualified. Our Board of Directors has nominated each of David M. Cote, Giordano Albertazzi, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington, Edward L. Monser, Joseph J. DeAngelo, and Jakki L. Haussler to serve as directors for terms expiring at the 2025 annual meeting of stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect each of David M. Cote, Giordano Albertazzi, Jacob Kotzubei, Matthew Louie, Roger Fradin, Steven S. Reinemund, Joseph van Dokkum, Robin L. Washington, Edward L. Monser, Joseph J. DeAngelo, and Jakki L. Haussler unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve. Information about each of the director nominees is set forth below.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this proposal 1.

Nominees for Election

The following sets forth certain information about our directors as of the date of this proxy statement.

Directors

DAVID M. COTE Age: 71 Director Since: 2020 Director and Executive Chairman of the Board

Background:

Mr. Cote has served as our Executive Chairman of our Board of Directors since February 7, 2020. From April 2018 until the Business Combination (defined below), Mr. Cote served as Chief Executive Officer, President and Secretary, and Chairman of the Board of Directors of GSAH (defined below). Mr. Cote served as Chairman and Chief Executive Officer of Honeywell from July 2002 to March 2017. Most recently, Mr. Cote was Executive Chairman of the Board at Honeywell until April 23, 2018. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as TRW’s President and Chief Executive Officer and from November 1999 to January 2001 he served as its President and Chief Operating Officer. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. Mr. Cote was a director of the Federal Reserve Bank of New York from March 2014 to March 2018, as well as a director of Juniper Industrial Holdings, Inc. from March 2020 until its merger with Janus International Group Inc. in June 2021.

Qualifications:

Mr. Cote was selected to serve on our Board due to his significant leadership experience and his extensive management and investment experience, including in the industrial sector.

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GIORDANO ALBERTAZZI Age: 58 Director Since: 2023 Director and Chief Executive Officer

Background:

Mr. Albertazzi has served as our Chief Executive Officer and as one of our directors since January 1, 2023. Previously, he served as our Chief Operating Officer from October 2022 until January 2023, President, Americas from March 2022 until July 2023 and as President of Europe, Middle East and Africa from February 2020 until March 2022. From 2016 until the Business Combination in February 2020, Mr. Albertazzi served as the President of Vertiv in Europe, Middle East and Africa and was responsible for Vertiv’s operations and business development within the region. Mr. Albertazzi began his career at Kone Elevators, where he progressed through operations and product development leadership. Mr. Albertazzi joined Emerson Network Power, a group of Emerson Electric (NYSE: EMR) in 1998 and held positions with increasing responsibility, including Plant Manager from 1999 to 2001, EMEA Marketing and Product Management Director from 2002 to 2004, and Managing Director for the Italian market unit from 2004 to 2006. In 2006, Mr. Albertazzi was promoted to Vice President Services for the Liebert Europe business. In 2011, Mr. Albertazzi was appointed Vice President Services for the broader Europe, Middle East and Africa region until he was promoted in 2014 to Vice President Sales. Mr. Albertazzi holds a bachelor’s degree in mechanical engineering from the Polytechnic University of Milan and master’s degree in management from Stanford Graduate School of Business.

Qualifications:

Mr. Albertazzi was selected to serve on our Board due to his extensive knowledge of the data center industry and his more than 25 years of employment in a wide range of leadership, sales and operations roles and responsibilities with Vertiv.

JOSEPH J. DEANGELO Age: 62 Director Since: 2022 Director

Background:

Mr. DeAngelo has served as one of our directors since October 3, 2022. Mr. DeAngelo served as Chairman of the Board, President and Chief Executive Officer of HD Supply Holdings, Inc., one of the largest industrial distributors in North America, beginning March 2015, President and Chief Executive Officer beginning January 2005, and was a member of HDS’s board beginning August 2007, serving in each position until the closing of the acquisition of HDS by The Home Depot (NYSE: HD) during 2020. Mr. DeAngelo served as Executive Vice President and Chief Operating Officer of The Home Depot during 2007. From 2005 to 2006, he served as Executive Vice President of HD Supply. In 2005, Mr. DeAngelo served as Senior Vice President, Home Depot Supply, Pro Business and Tool Rental, and from 2004 through 2005, he served as Senior Vice President, Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from 2003 through 2004. From 1986 until 2003, Mr. DeAngelo held various positions with General Electric (“GE”). His final position with GE was President and Chief Executive Officer of General Electric TIP/Modular Space, a division of General Electric Capital. Mr. DeAngelo holds a bachelor’s degree in accounting and economics from the State University of New York at Albany. Mr. DeAngelo serves on the Board of the Combat Marine Outdoors (CMO). Mr. DeAngelo served on the board of directors of Owens-Illinois, Inc. from May 2016-July 2017, on the board of trustees of the Shepherd Center Foundation 2016–2020, and CEO Advisory Council of the Cristo Rey Atlanta Jesuit High School 2016–2020.

Qualifications:

Mr. DeAngelo was selected to serve on our Board due to his extensive leadership and management experience and industry knowledge.

- 2024 Proxy Statement | 11

JOSEPH VAN DOKKUM Age: 70 Director Since: 2020 Director

Background:

Mr. van Dokkum has served as one of our directors since February 7, 2020. Mr. van Dokkum is senior advisor and co-founder of Imperative Science Ventures, a venture capital firm focused on science breakthroughs since 2019. From 2009 to 2019, he was an Operating Partner with Kleiner Perkins in Menlo Park, CA, where he worked closely with his investment partners and the leadership of their start-up and growth portfolio companies to accelerate commercialization and scale the businesses. Prior to 2009, Mr. van Dokkum served for seven years as President of UTC Power, a division of Raytheon Technologies Corporation (NYSE: RTX) (formerly, United Technologies Corporation), where he was instrumental in organically growing UTC Power’s power generation products and service offerings, including fuel cells, renewable power solutions and combined cooling, heating and power applications for the commercial building markets. Prior to his tenure with UTC Power, Mr. van Dokkum was with Siemens (OTC: SIEGY) for 17 years. For the last six of those years, he served as President and Chief Executive Officer of Siemens Power Transmission & Distribution, Inc. during which time he augmented the company’s traditional power equipment, such as switchgear, power breakers, transformers and regulators, with intelligent systems and controls. This effort returned profitability to the business and enabled the expansion of the product portfolio through numerous acquisitions. Mr. van Dokkum has served on the boards of Ionic Materials, Inc. since 2013 and Ndustrial since 2017, and served as a director on the board of Solidia Technologies from 2011 until his retirement in December 2021. He earned his bachelor’s and master’s degrees in electrical engineering from the Institute of Technology, Albertus Magnus.

Qualifications:

Mr. van Dokkum was selected to serve on our Board due to his extensive leadership experience and industry knowledge.

ROGER FRADIN Age: 70 Director Since: 2020 Director

Background:

Mr. Fradin has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Fradin served as one of GSAH’s directors. Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation. Mr. Fradin served as President and Chief Executive Officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014. Mr. Fradin served as Vice Chairman of Honeywell from April 2014 until his retirement in February 2017. Mr. Fradin is also a consultant for The Carlyle Group and an advisor to Seal Rock Partners. Mr. Fradin received his M.B.A. and B.S. degrees from The Wharton School at the University of Pennsylvania, where he has also served as a member of the faculty. Mr. Fradin has served as the chairman of Victory Innovation, a Carlyle Group company, and a director of L3Harris Technologies Inc. (NYSE: LHX) since 2016, Resideo Technologies Inc (NYSE: REZI) since 2018, and Janus International Group Inc (NYSE: JBI) since 2021, where he has served as Vice Chairman from July 2023 until his appointment to Chairman of the Board of Directors in January 2024, and was formerly a director of MSC Industrial Direct Co., Inc. (Nasdaq: MSM) from 1998 to 2019, Pitney Bowes Inc. (NYSE: PBI) from 2019–2021, and Juniper II Corporation (NYSE: JUN) from 2021–2022.

Qualifications:

Mr. Fradin was selected to serve on our Board due to his deep industrial expertise, specifically in the automation and control solutions sectors, as well as for his experience overseeing acquisitions.

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JACOB KOTZUBEI Age: 55 Director Since: 2020 Director

Background:

Mr. Kotzubei has served as one of our directors since February 7, 2020. Mr. Kotzubei joined Platinum Equity, a private equity firm, in 2002 and is Co-President of the firm. Mr. Kotzubei serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4.5 years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors of Ryerson Holding Corporation (NYSE: RYI) since 2010, and is a former director of Key Energy Services, Inc. (2016 to February 2022) and Verra Mobility Corporation (NASDAQ: VRRM) (2018 to 2021). Mr. Kotzubei received a bachelor’s degree from Wesleyan University and holds a juris doctor from Columbia University School of Law, where he was elected a member of the Columbia Law Review.

Qualifications:

Mr. Kotzubei was selected to serve on our Board due to his experience in executive management oversight, private equity, capital markets, mergers and acquisitions and other transactional matters.

JAKKI L. HAUSSLER Age: 66 Director Since: 2022 Director

Background:

Ms. Haussler has served as one of our directors since August 8, 2022. Since June 2019, Ms. Haussler has served as the Non- Executive Chairman of Opus Capital Management LLC, an investment advisory firm that she co-founded in 1996. Prior to serving as the Non-Executive Chairman, Ms. Haussler was the Chief Executive Officer of Opus Capital Management LLC from 1996 until 2019. Ms. Haussler serves on the Board of Directors of Barnes Group Inc. (NYSE: B) since July 2021, where she serves on the compensation and management development committee and Service Corporation International (NYSE: SCI) since May 2018, where she serves on the audit and investment committees. Further, Ms. Haussler serves as a director and a trustee of the Morgan Stanley Funds, where she chairs the audit committee and serves on the equity committees. Ms. Haussler is a former director of Cincinnati Bell Inc., serving from 2008 until its acquisition by Macquarie Infrastructure Partners Inc. in 2021, where she served as chair of the audit and governance committees. She has an extensive financial background, having served in a variety of leadership positions in the investment community, including as managing director of Capvest Venture Fund LP from 2000 to 2011, and partner at both Adena Ventures LP from 2001 to 2010 and Blue Chip Venture Company from 1993 to 1995. Ms. Haussler, a former certified public accountant, holds a bachelor’s degree in accounting from the University of Cincinnati and a juris doctor from Salmon P. Chase College of Law at Northern Kentucky University.

Qualifications:

Ms. Haussler was selected to serve on the board due to her extensive experience in management and accounting along with her financial expertise.

- 2024 Proxy Statement | 13

MATTHEW LOUIE Age: 46 Director Since: 2020 Director

Background:

Mr. Louie has served as one of our directors since February 7, 2020. Mr. Louie joined Platinum Equity in 2008 and is a Managing Director at the firm. Mr. Louie serves as a director or manager of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2008, Mr. Louie was an investment professional at American Capital Strategies, a middle market-focused private equity firm. Prior to American Capital, Mr. Louie worked in venture capital and growth equity at both Canaan Partners and Agilent Technologies, and in investment banking at Donaldson, Lufkin & Jenrette. Mr. Louie holds undergraduate degrees in both economics as well as political science from Stanford University and a MBA from Harvard Business School.

Qualifications:

Mr. Louie was selected to serve on our Board due to his experience related to private equity, capital markets, transactional matters and post-acquisition oversight of operational performance at portfolio companies.

EDWARD L. MONSER Age: 73 Director Since: 2020 Director

Background:

Mr. Monser has served as one of our directors since February 7, 2020. Mr. Monser serves on the board of directors for Air Products & Chemicals, Inc. (NYSE: APD) since 2013, where he is the Lead Director and a member of the Governance and the Management Development and Compensation Committees, and formerly served as a director and member of the Audit and Compensation Committees for Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP), serving on the Board from 2018 until his retirement in April 2022. From 2010 to 2018, Mr. Monser served as President of Emerson (NYSE: EMR), where he had more than 30 years of experience in senior operational positions and played a key role in its globalization. From 2001 to 2015, he was a member of Emerson’s Office of the Chief Executive and served as its Chief Operating Officer. Mr. Monser is active in promoting international understanding and trade and is Vice Chairman of the U.S.-India Strategic Partnership Forum. He has served on the advisory Economic Development Board for China’s Guangdong Province, the board of advisors for South Ural State University in Chelyabinsk, Russia and the board of the U.S.-China Business Council, where he was also Vice Chairman. Mr. Monser received a bachelor’s degree in electrical engineering from Illinois Institute of Technology in 1980 and has a bachelor’s degree in education from Eastern Michigan University. He is an alumnus of the executive education program at the Stanford University Graduate School of Business.

Qualifications:

Mr. Monser was selected to serve on our Board due to his extensive experience in key management positions, including at Emerson when Vertiv was part of that company.

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STEVEN S. REINEMUND Age: 76 Director Since: 2020 Director

Background:

Mr. Reinemund has served as one of our directors since February 7, 2020. From June 2018 until the Business Combination, Mr. Reinemund served as one of GSAH’s directors. Mr. Reinemund served as Dean of Business at Wake Forest University from July 2008 to June 2014, an organization he joined after a 23-year career with PepsiCo, Inc. (NASDAQ: PEP) (“PepsiCo”). At PepsiCo, Mr. Reinemund served as Executive Chairman from October 2006 to May 2007, and as Chairman and Chief Executive Officer from May 2001 to October 2006. Prior to being Chief Executive Officer, he was PepsiCo, Inc.’s President and Chief Operating Officer from September 1999 to May 2001. Mr. Reinemund began his career with PepsiCo, Inc. in 1984 at Pizza Hut, Inc. and held other positions until he became President and Chief Executive Officer of Frito-Lay’s North American snack division in 1992. He became Chairman and Chief Executive Officer of Frito-Lay’s worldwide operations in 1996. Mr. Reinemund was a director of Johnson & Johnson (NYSE: JNJ) from 2003 to 2008, American Express Company (NYSE: AXP) from 2007 to 2015, Exxon Mobil Corporation (NYSE: XOM) from 2007 to 2020, Marriott International, Inc. (Nasdaq: MAR) from 2007 to 2020, Chick-fil-A from 2015 to 2021, GS Acquisition Holdings Corp. II from 2020 until its merger with Mirion Technologies in October 2021, and Kohana Coffee Holdings, where he served as chairman, from 2021 to 2022. Further, Mr. Reinemund previously served as a director and chair of the compensation committee of Walmart Inc. (NYSE: WMT) from 2010 to 2022, and a director and chair of the audit committee of Catalyst Partners Acquisition Corp (NASDAQ: CPARU) from 2021 to 2023. Mr. Reinemund currently serves on the Board of Directors at USNA Foundation. A graduate of the United States Naval Academy in 1970, Mr. Reinemund served five years as an officer in the United States Marine Corps, achieving the rank of Captain. He received a MBA from the University of Virginia and has been awarded honorary doctorate degrees by Johnson and Wales University and Bryant University.

Qualifications:

Mr. Reinemund was selected to serve on our Board due to his considerable business leadership roles, mergers and acquisitions experience and his relevant board expertise.

ROBIN L. WASHINGTON Age: 61 Director Since: 2020 Director

Background:

Robin L. Washington has served as one of our directors since February 7, 2020. Ms. Washington also serves on the Board of Directors of Alphabet, Inc. (NASDAQ: GOOG) since April 2019, where she is chair of the leadership development and compensation committee, Honeywell International, Inc. (NYSE: HON) since April 2013, Salesforce.com (NYSE: CRM) since September 2013, where she is the lead independent director and chairs the nominating and governance committee, and privately held companies, Beacon Biosignals and StockX. Ms. Washington served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc., from May 2008–November 2019 where she oversaw Global Finance, Facilities and Operations, Investor Relations and the Information Technology organizations. Prior to Gilead, Ms. Washington was the Chief Financial Officer of Hyperion Solutions Inc. from January 2006 until it was acquired by Oracle Corporation in March 2007. Prior to that, she spent nearly 10 years at Peoplesoft, Inc. where she served in a number of executive financial positions. Ms. Washington is also a member of the Presidents Council & Ross Business School Advisory Board, University of Michigan, and a trustee of both the Financial Accounting Foundation and Mastercard Foundation. She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and a MBA from Pepperdine University.

Qualifications:

Ms. Washington was selected to serve on the board due to her extensive experience in management, operations and accounting in the life sciences and technology sectors along with her financial expertise.

- 2024 Proxy Statement | 15

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our Board of Directors consists of eleven directors. In accordance with our certificate of incorporation and bylaws, the number of directors on our Board of Directors will be determined from time to time by the Board of Directors.

Each director is to be elected annually and to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board of Directors may be filled at any time by the remaining directors.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that a majority of our Board of Directors be independent. An independent director is defined generally as a person that, in the opinion of the company’s Board of Directors has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company) that would be inconsistent with a determination that the director is independent in accordance with independence requirements under our Corporate Governance Guidelines and as implemented by NYSE. Our Board has determined that nine of our Directors, being each of Joseph J. DeAngelo, Joseph van Dokkum, Roger Fradin, Jakki L. Haussler, Jacob Kotzubei, Matthew Louie, Edward L. Monser, Steven S. Reinemund, and Robin L. Washington, are independent under applicable SEC and NYSE rules.

Board of Directors Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure oversight of management and a high-functioning, engaged Board. When evaluating the structure, the Board may take into consideration a variety of criteria, such as, but not limited to, strategic priorities, skillsets of the independent directors, current market environment, the strengths and talents of Vertiv’s management team, and stockholder feedback. Thus, instead of taking a “one-size-fits all” approach to Board leadership, the Board selects the structure that it believes will provide the most effective leadership and oversight for the Company, taking into consideration the Company’s needs and circumstances at any given time.

We do not have a policy on whether or not the role of chairman and CEO should be separate or combined and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an executive officer. This approach provides the Board with flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs in light of the dynamic environment in which we operate and the Board’s assessment of the Company’s leadership needs at such time.

Currently, we separate the roles of chairman of the Board of Directors and CEO. Mr. Cote serves as the Executive Chairman of our Board of Directors. This structure enables the Board of Directors to effectively exercise its role in oversight of our management team while allowing our CEO to focus on the management of the day-to-day operational execution of our business.

Mr. Cote’s role as Executive Chairman includes acting as the primary liaison between senior management and the independent directors, and providing strategic leadership, advice and counsel based on his experience and expertise to our executive officers. In his support of the management team in their decision-making processes and implementation of strategy, management and the Executive Chairman may communicate daily, and Mr. Cote attends regular meetings with management.

With input from the other board members, committee chairs, and senior management, Mr. Cote develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the Board of Directors. As Vertiv’s Executive Chairman and board member since the Business Combination, Mr. Cote combines a detailed and in-depth knowledge of Vertiv’s day-to-day operations with an ability to identify strategic priorities essential to Vertiv’s future success and effectively advise our management team on execution and implementation processes to achieve Vertiv’s strategic plans. Mr. Cote leads the executive sessions of the independent directors focused on an agenda developed by Committee Chairs to address the most critical issues of Vertiv. In this role, he helps assure that such sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to Vertiv, including evaluating the performance and effectiveness of members of our management team.

16 |	- 2024 Proxy Statement

Board of Directors Role in Risk Oversight

It is the duty of our Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of our Company. The specific risk areas of focus for the Board of Directors and each of its Committees are summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors

•  Our Board of Directors engages in the oversight of risk in various ways.

•  Oversees the Company’s strategic risks, including those associated with operations, supply chain and economic conditions such as inflation.

•  Sets goals and standards for our employees, officers, and directors.

•  Reviews the structure and operation of our various departments and functions. In these reviews, our Board of Directors discusses with management material risks affecting those departments and functions and management’s approach to mitigating those risks.

•  Reviews and approves management’s operating plans and any risks that could affect the results of those operating plans.

•  In collaboration with the Audit Committee, oversees the Company’s cybersecurity initiatives, product security, enterprise resource planning and SOX compliance, and internal controls.

•  In its review of Annual Reports on Form 10-K (including any amendments thereto), our Board of Directors reviews our business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports.

•  When our Board of Directors reviews particular transactions and initiatives that require its approval, or that otherwise merit its involvement, it generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of our management.

•  As the market environment, industry practices, regulatory requirements and our business evolve, we expect that senior management and our Board of Directors will respond with appropriate risk mitigation strategies and oversight.

Audit Committee

•  Our Audit Committee engages in the oversight of risk in various ways.

•  Discusses with management the major financial, legal, compliance and other significant risks faced by the Company

•  Discusses guidelines and policies governing the process by which our senior management assesses and manages the Company’s exposure to risk.

•  Works directly with members of senior management, our independent auditors and, if appropriate, and our internal audit team to review and assess (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors.

•  Assists the Board’s oversight of, among other things, data and cybersecurity policies, procedures and activities, product security initiatives, compliance with laws and regulatory requirements including SOX, internal controls, and enterprise resource planning.

•  Reviews our business and related risks quarterly in connection with the preparation of Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

Compensation Committee

•  Our Compensation Committee engages in the oversight of risk in various ways.

•  Oversees the management of risks relating to our executive compensation programs and employee benefit plans.

•  Reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to our Board of Directors.

Nominating and Corporate Governance Committee

•  Our Nominating and Corporate Governance Committee engages in the oversight of risk in various ways.

•  Oversees the management of risks relating to our director selection process and board and committee composition.

•  Oversees the management of risks relating to our corporate governance principles and governance structure.

- 2024 Proxy Statement | 17

Attendance at Board of Directors and Committee Meetings and Annual Meeting

During the year ended December 31, 2023:

•	the Board of Directors held four meetings;

•	the Audit Committee held eight meetings;

•	the Nominating and Corporate Governance Committee held three meetings; and

•	the Compensation Committee held three meetings.

In the year ended December 31, 2023, no member of our Board of Directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all Committees of the Board of Directors (during the periods that he or she served on such Committees).

According to our Corporate Governance Guidelines, our directors are expected to make reasonable best efforts to attend the Annual Meeting, meetings of the Board of Directors and meetings of Committees on which they serve. Eight of our directors in office at the time of our 2023 annual meeting of stockholders attended the meeting. Directors are expected to review meeting materials prior to Board of Directors and Committee meetings and management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business.

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is composed solely of independent directors. Each Committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The charter of each Committee is available on the investors page of our website at https://investors.vertiv.com/corporate-governance/documents/default.aspx.

Audit Committee

The members of our Audit Committee are Steven S. Reinemund, Robin L. Washington, Jakki L. Haussler, and Edward L. Monser. Mr. Reinemund serves as the Chairman of the Audit Committee. Our Board has determined that each member of the Audit Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Audit Committee.

Each member of the Audit Committee is financially literate and our Board has determined that Mr. Steven S. Reinemund qualifies as an Audit Committee “financial expert” as defined in applicable SEC rules and has the requisite accounting or related financial management expertise.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including, among other things:

•

assisting Board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	preparing any report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission;

•

the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services of the Company;

•

pre-approving the independent auditors’ annual engagement letter, including the proposed fees contained therein, as well as all audit and all permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us;

•

reviewing the performance of the independent auditors, including the lead partner of the independent auditors, and making decisions regarding the replacement or termination of the independent auditors when circumstances warrant;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by any governmental or professional authority, within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with such issues; and (3) all relationships between the independent auditors and the Company (including a description of each category of services provided by the independent auditors to the Company and a list of the fees billed for each such category);

•	evaluating the independence of the independent auditors;

•

meeting to review and discuss with the independent auditors their annual audit plan, including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

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•

reviewing with management and the independent auditors the following information which is required to be reported by the independent auditor: (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (3) all other material written communications between the independent auditors and management, such as any management letter and any schedule of unadjusted differences; and (4) any of our material financial arrangements which do not appear on our financial statements;

•

reviewing with management, the independent auditors and, if appropriate, our director of internal auditing, (1) our annual audited financial statements and quarterly financial statements; (2) major issues regarding accounting principles and financial statements presentations, including any significant changes in our selection or application of accounting principles; (3) any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on our financial statements; (4) the Audit Committee’s level of involvement and interaction with our internal audit function, including the Audit Committee’s line of authority and role in appointing and compensating employees in the internal audit function; (5) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements; and (6) reviewing the type and presentation of information to be included in any earnings, or financial press releases as well as review of any financial information and earnings guidance provided to analysts or rating agencies.

•	resolving all disagreements between the independent auditors and management regarding financial reporting;

•

reviewing with management the Company’s administrative, operational and accounting internal controls, including any special audit steps adopted in light of the discovery of material control deficiencies;

•

establishing and maintaining free and open means of communication between and among the Audit Committee, the independent auditors and management, including providing such parties with appropriate opportunities to meet separately and privately with the Audit Committee on a periodic basis;

•	pre-approving the hiring and termination of the key leaders in our financial organization, meaning the Chief Financial Officer and internal audit manager;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•

reviewing our programs to monitor compliance with our code of ethics and addressing any ethical complaints against our directors and officers, including establishing procedures to anonymously receive complaints;

•

review on an annual basis, a report on expenses incurred by our officers in connection with activities conducted on our behalf, including use of private air travel by any director, officer, or employee; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Roger Fradin, Joseph J. DeAngelo, Joseph van Dokkum and Steven S. Reinemund. Mr. Fradin serves as the chairman of the Compensation Committee. Our Board has determined that each member of the Compensation Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Compensation Committee.

We have adopted a Compensation Committee charter, which details the purposes and responsibilities of the Compensation Committee, including, among other things:

•

reviewing at least annually our executive compensation plans and the goals and objectives of such plans, and, if the Compensation Committee deems it appropriate, adopting or amending executive compensation plans;

•

evaluating annually the performance of the CEO in light of our goals and objectives, including the goals and objectives of any executive compensation plans, and determining and approving, and recommending to the Board for approval, the CEO’s compensation level based on this evaluation;

•

evaluating annually the performance of our other executive officers in light of the goals and objectives of any of our executive compensation plans, and either as a Compensation Committee or together with the other independent directors, determining and approving the compensation of such other executive officers;

•

consider the results of the most recent shareholder advisory vote on executive compensation, and, to the extent that the Compensation Committee deems it appropriate to do so, take such results into consideration in connection with the review and approval of executive officer compensation;

•	reviewing and approving any employment agreements, severance or termination arrangements and any other compensatory contracts or arrangements to be made with any of our executive officers;

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•	review our incentive-compensation and equity-based compensation plans, approve and amend the plans if deemed appropriate, and review the goals and objectives of the plans;

•

reviewing compensation arrangements for our employees to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking, and reviewing and discussing, at least annually, the relationship between risk management policies and practices, corporate strategy and our compensation arrangements;

•

reviewing and discussing with management the Compensation Discussion and Analysis required in the proxy statement or annual report, as well as preparing a report to be included in our annual proxy statement or annual report; and

•	evaluating annually the appropriate level of compensation for non-employee directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such consultant, counsel or adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such consultant, counsel, or adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Joseph van Dokkum, Joseph J. DeAngelo, Roger Fradin and Edward L. Monser. Mr. van Dokkum serves as the chairman of the Nominating Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence and other requirements of the NYSE and the SEC to serve on the Nominating and Corporate Governance Committee.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purposes and responsibilities of the Nominating and Corporate Governance Committee, including, among other things:

•

identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board of Directors and, if appropriate, establishing procedures to be followed by stockholders in submitting recommendations for Board of Directors candidates;

•

reviewing on an annual basis the Board and Board Committee composition and recommending, if necessary, measures to be taken so that the Board, and the respective committees, reflect the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and the applicable committee, and otherwise satisfies independence and other requirements of the NYSE;

•

developing and recommending to our Board of Directors a set of corporate governance guidelines and any other applicable codes of ethics or conduct, consistent with the requirements of any applicable laws, regulations and listing standards;

•	overseeing the annual evaluation of our Board of Directors, and evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors; and

•	reviewing on an annual basis the corporate governance principles adopted by the Board of Directors and recommending any desirable changes to the Board of Directors.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our Board of Directors considers: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, applicable listing standards and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors.

Policy Regarding Director Nominations

Our Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that it considers appropriate in the context of the needs of the Board of Directors.

In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

In addition to the process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our bylaws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see “Additional Information” in this proxy statement.

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Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with our Board of Directors, the independent directors as a group or any specific member or members of our Board of Directors should send such communications to the attention of our Corporate Secretary, at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for, if applicable. In general, such communication will be forwarded to the intended recipients. However, the Corporate Secretary may, in her discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Conduct is available on the investor page of our website, https://investors.vertiv.com/corporate-governance/documents/default.aspx. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website.

Director Compensation

Director Compensation Policy

The following table shows the cash compensation structure for non-employee directors for 2023. There was no increase from the prior year, and there has been no increase for 2024.

Cash Retainer

Chairman of the Board	$ 200,000

Committee Chair – Audit	$ 150,000

Committee Chair – Compensation	$ 130,000

Committee Chair – Nominating and Corporate Governance	$ 115,000

Other Board Member	$ 100,000

In addition, each non-employee director received an annual equity grant consisting of stock options with four-year annual ratable vesting. Consistent with its executive compensation philosophy, the Board believed that stock option awards served as an appropriate long-term incentive because our directors would only realize value if the stock price increased, aligning their long-term interests with those of our public stockholders. Stock options have an exercise price equal to the closing price of our stock on the grant date. As a result, the Compensation Committee believes that stock options are an important and effective part of director compensation because the value of the awards to our directors is directly tied to and predicated on increases in our stock price after the grant date, for which our stockholders benefit. In order for the directors to realize any value in the stock options, the stock price must exceed the grant date price subsequent to vesting of the options. In determining the amount of options to grant in 2023, the Board and Compensation Committee primarily considered the number of shares that would be appropriate, rather than targeting a specific value, and so granted a set number of options, resulting in a lower number of options granted than were granted during the prior year.

We believe that our director compensation levels are necessary and appropriate in order to attract and retain outstanding talent who possess the proper skillsets to drive Vertiv’s short- and long-term strategies to create long term value for our stockholders. The Compensation Committee has also reviewed peer group data.

Our Executive Chairman receives a higher level of compensation, with the primary focus of his compensation in the form of equity awards, due to the active role he plays and significant time commitment he makes in leading the Board and helping management set and implement our short- and long-term strategies. This was particularly important when compensation decisions were being made in early 2023, as given his prior executive and operational experience, the Executive Chairman was taking a more active role with our CEO and management during the transition of the CEO leadership and as we sought to operationalize our strategies aimed at growing and investing in our business and mitigating the economic and operational challenges we faced. As such, the Compensation Committee and the Board believed the equity award in particular was an appropriate amount to compensate the Executive Chairman. His equity award will not have value unless the stock price increases from the grant date through the vesting schedule. Further, our Committee Chairs receive higher levels of cash retainers in acknowledgement of the additional workload in leading these Committees.

Vertiv reimburses directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. The Board expects to review director compensation periodically to ensure that the director compensation package remains competitive such that Vertiv is able to recruit and retain qualified directors.

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Director Compensation Table

The following table sets forth information concerning the compensation for our directors during fiscal 2023, except that Mr. Albertazzi’s compensation is reported in the Summary Compensation Table below under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2),(3),(4)	All Other Compensation ($)(5)	Total ($)

David M. Cote	200,000	—	699,000	—	899,000

Joseph J. DeAngelo	100,000	—	209,700	—	309,700

Joseph van Dokkum	115,000	—	209,700	—	324,700

Roger Fradin	130,000	—	209,700	—	339,700

Jakki L. Haussler	100,000	—	209,700	—	309,700

Jacob Kotzubei	100,000	—	209,700	—	309,700

Matthew Louie	100,000	—	209,700	—	309,700

Edward L. Monser	100,000	—	209,700	—	309,700

Steven S. Reinemund	150,000	—	209,700	—	359,700

Robin L. Washington	100,000	—	209,700	—	309,700

(1)	Reflects the cash retainers described above.
(2)

The amounts reported in this column represent the aggregate grant date fair value of such option awards computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements for the year ended December 31, 2023. The options reported in this table vest annually over four years following grant, subject to the director’s continued service.

(3)

On March 7, 2023, these directors received options to purchase 30,000 shares of Class A common stock (100,000 shares in the case of Mr. Cote), with a per share exercise price of $15.84, which was the closing price of our Class A common stock on the grant date. These options were approved at the first meeting of the Compensation Committee of 2023, consistent with Vertiv’s Equity Grant Policy, on March 7, 2023, subject to approval by the Board at a meeting on March 7, 2023, with the grants to be effective on March 7, 2023.

(4)

As of December 31, 2023, Mr. Cote, Ms. Haussler, and Mr. DeAngelo held unexercised stock options (vested and unvested) to purchase 447,826, 52,544, and 46,103 shares, respectively, and each of the other non-employee directors held unexercised stock options (vested and unvested) to purchase 145,941 shares.

(5)

This column requires reporting the amount of other compensation, including personal benefits or perquisites that exceed $10,000 in the aggregate. This table excludes reimbursements for expenses incurred in attending Board and Committee meetings or performing other services in their capacities as directors. Our directors may be accompanied by a spouse or guests on our chartered aircraft while on business travel, which does not result in aggregate incremental cost to the Company.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position

David M. Cote	71	Executive Chairman of the Board*

Giordano Albertazzi	58	Chief Executive Officer and Director*

Joseph J. DeAngelo	62	Director*

Joseph van Dokkum	70	Director*

Roger Fradin	70	Director*

Jakki L. Haussler	66	Director*

Jacob Kotzubei	55	Director*

Matthew Louie	46	Director*

Ed Monser	73	Director*

Steve Reinemund	76	Director*

Robin Washington	61	Director*

David J. Fallon	54	Chief Financial Officer

Edward Cui	50	President, Greater China

Stephanie Gill	53	Chief Legal Counsel and Corporate Secretary

Sheryl Haislet	59	Chief Information Officer

Anders Karlborg	62	Executive Vice President, Manufacturing, Logistics and Operational Excellence

Stephen Liang	65	Chief Technology Officer and Executive Vice President

Cheryl Lim	54	Chief Human Resources Officer

Philip O’Doherty	63	Managing Director, E&I Engineering

Paul Ryan	50	Chief Procurement Officer

Anand Sanghi	53	President, Americas

Karsten Winther	54	President, Europe, Middle East & Africa

*	Biographical information for each of our directors is set forth under “Proposal 1: Election of Directors—Nominees for Election” above.

David J. Fallon. Mr. Fallon has served as our Chief Financial Officer since February 2020. From July 2017 until the Business Combination in February 2020, Mr. Fallon served as the Chief Financial Officer of Vertiv and has more than 25 years of experience in financial management with global companies. Prior to joining Vertiv, from 2010 to 2017, Mr. Fallon served as Chief Financial Officer at CLARCOR, Inc. (formerly NYSE: CLC), which was a $1.4 billion filtration company with operations in North America, Europe, Asia, Africa and Australia. From 2009 to 2010, Mr. Fallon served as Vice President of Finance for CLARCOR, Inc. CLARCOR, Inc. was purchased by Parker-Hannifin Corp (NYSE: PH) in February 2017. From 2002 to 2009, Mr. Fallon served as Chief Financial Officer and Vice President of Finance for Noble International (formerly NASDAQ: NOBL), which was a $1.1 billion auto supplier with global manufacturing operations. Prior to joining Noble International, Mr. Fallon served as Treasury Manager at Textron Automotive from 2000 to 2002, a financial analyst at DaimlerChrysler from 1997 to 2000 and as a senior accountant at Deloitte & Touche from 1991 to 1995. Mr. Fallon earned a MBA from the Wharton School of Business and a BS in business administration from the University of Dayton. He is certified as a Chartered Financial Analyst® and a Certified Public Accountant (inactive).

Edward Cui. Mr. Cui has served as our President—Greater China since March 2022, and is responsible for China operations, supply chain, service, marketing, engineering and sales. Mr. Cui previously served as the VP Engineering in Asia Pacific from November 2020 to February 2022 where he was responsible for Engineering Innovations and New Product Development. Mr. Cui has been with Vertiv since 1997, with roles as VP of Engineering from November 2020 until February 2022 with leadership of three R&D centers, VP of Sales from February 2017 until October 2020, VP of Marketing from October 2013 until January 2017, VP of Wind Power product line from July 2007 until September 2013, and key positions in strategic marketing and planning. He started his career at Avansys, Huawei in July 1997 with roles growing in responsibility from design engineer to deputy director of product management to director of operations. Edward holds a bachelor of science in electrical automation/electrical engineering and a master of science in power electronics/electrical engineering from Tsinghua University, and an EMBA degree from Washington University in St. Louis.

Stephanie Gill. Ms. Gill has served as our Chief Legal Counsel and Corporate Secretary since January 2021 and is responsible for Vertiv’s global legal strategy, corporate compliance and regulatory functions. Prior to joining Vertiv, Ms. Gill spent 15 years with CNX Resources Corporation (NYSE: CNX), formerly CONSOL Energy Inc., a publicly traded energy

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company, from 2005 until December 2020. At CNX, Ms. Gill held a variety of positions of increasing responsibility, culminating in her being appointed Vice President and General Counsel in December 2014. Ms. Gill started her legal career as an associate at Jones Day in 1996. After Ms. Gill’s tenure at Jones Day, she joined the corporate group at Buchanan Ingersoll & Rooney in 1999, where she was promoted to shareholder effective 2005, working with public and private companies in various industries. While in law school, Ms. Gill also served as a law clerk in the United States Bankruptcy Court for the Western District of Pennsylvania. Ms. Gill is a graduate of The Wharton School of Business of The University of Pennsylvania with a bachelor of science degree in economics and a concentration in accounting and of The Dickinson School of Law of Penn State University, where she received her doctorate of jurisprudence and was the managing editor of The Law Review.

Sheryl Haislet. Ms. Haislet has served as our Chief Information Officer since February 2020. Prior to joining Vertiv, from October 2015 to September 2019, Ms. Haislet was the Chief Information Officer and Vice President of Information Technology and Digital Office at Adient plc, a $17 billion global automotive seating manufacturer. Prior to joining Adient, Ms. Haislet spent 25 years with Johnson Controls (NYSE: JCI). At Johnson Controls, Ms. Haislet held a variety of positions of increasing seniority, culminating in her being appointed Chief Information Officer and Vice President of Information Technology, Power Solutions, in October 2014. Ms. Haislet holds an executive MBA from the Quantic School of Business and Technology, a Graduate Certificate in SAP from Central Michigan University, a masters in computer information systems from Grand Valley State University and a BA from the University of Michigan.

Anders Karlborg. Mr. Karlborg has been our EVP, Manufacturing, Logistics and Operational Excellence since August 2023. Mr. Karlborg is responsible for global operations driving enterprise-wide processes and best practice alignment. He collaborates with all regions, lines of business, finance, and procurement to enhance Vertiv’s manufacturing and logistics capability to better leverage the company’s global footprint. He was our SVP, Americas Operations and Global Channel from August 2022 to July 2023; Sr. VP, Global Channel Operations from July 2021 to July 2022; VP, Operations & Supply Chain, Asia Pacific & EMEA from January 2020 to July 2021; and Vice President, Operations, Asia Pacific from September 2018 to December 2019. Mr. Karlborg has been with Vertiv since 2018, leading the transformation of regional operations in Asia Pacific, EMEA and the Americas. He has more than 30 years of experience in top tier manufacturing and technology companies. Prior to joining Vertiv, he was an industrial engineer for Volvo Components from 1987 to 1998. In 1998 he joined Ericsson where he was assigned supply chain leadership roles in varying capacities in China and the Middle East until 2008. In 2008, he joined Huawei as the Operations Vice President in China, a position he held until 2015 when he became Operations Vice President with ZTE in China until 2018. He earned a master of science in mechanical engineering from University of Lulea, Sweden.

Stephen Liang. Mr. Liang has served as our Chief Technology Officer since February 2021 and Chief Technology Officer and Executive Vice President since August 2022 and was previously our President of Asia Pacific from February 2020 to February 2021. Mr. Liang previously served as the President of Vertiv in Asia Pacific from 2016 until the Business Combination in February 2020, where he was responsible for Vertiv’s operations and business development in the Asia Pacific region. Mr. Liang began working at Emerson Electric Co (NYSE: EMR) in 1994 in the Astec business, a business specializing in power supply solutions for the computing and communications industries. While at Astec, Mr. Liang served as Executive Vice President of Operations from April 1994 until October 2001. In October 2001, Mr. Liang was promoted to President of Emerson Network Power China, leading the merging of four organizations and migrating R&D and production facilities and served in this role until 2006, when he was promoted to the position of President of China and Energy Systems Asia. In 2008, Mr. Liang became President, Emerson Network Power Asia Pacific, responsible for all of Network Power’s Asia Pacific businesses, including China, India and Australia, until he was promoted to Group Vice President, Telecom & President Asia Pacific in 2013, when Mr. Liang also took on management responsibility for the global telecom business. Mr. Liang holds a bachelor’s degree and a master’s degree in mechanical engineering from the Massachusetts Institute of Technology.

Cheryl Lim. Ms. Lim joined Vertiv as Chief Human Resources Officer in August 2022. She leads the development and execution of HR strategy, with a focus on employee development, talent acquisition, growth and retention, in support of Vertiv’s high-performing culture. Ms. Lim has more than 20 years of HR experience, most recently as VP of HR at ITT, from August 2021 to August 2022. Previously, she moved through the HR ranks at Honeywell, starting as an HR generalist and moving on to positions of increasing responsibility, including VP HR EMEA & High Growth Regions from January 2017 to September 2018 and VP HR Corporate from October 2018 to May 2021. Ms. Lim started her career in customer services at TNT Express Worldwide in both Germany and the UK, and as Customer Services Manager, Europe, for Sunrider International. Ms. Lim holds a joint degree in german and management studies from the University of Leeds, and both a MBA and certificate in alternative dispute resolution from Pepperdine Graziadio Business School. Ms. Lim speaks English and German.

Philip O’Doherty. Mr. O’Doherty has served as our Managing Director of E&I Engineering since November 2021, and is responsible for the management of the E&I Engineering portfolio of power distribution solutions, including busbar, switchgear, energy management and modular power solutions. Prior to joining Vertiv, Mr. O’Doherty spent more than 30 years in the engineering industry, starting his career at Dupont in 1982 where he worked for 5 years before embarking on his entrepreneurial journey. In 1986, Mr. O’Doherty established his own business manufacturing electrical switchgear and control systems; that business was E&I Engineering. Mr. O’Doherty was the majority owner and operator of E&I Engineering until the time of its acquisition by the Company in November 2021. Mr. O’Doherty has played a fundamental role in growing the business from its small beginnings, now having operations on a global scale with manufacturing locations in Ireland, UK, US and UAE. Mr. O’Doherty holds a bachelor’s degree in electrical and electronic engineering from Queens University Belfast.

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Paul Ryan. Mr. Ryan has been our Chief Procurement Officer since May 2023. Mr. Ryan is responsible for leading the organization’s strategic procurement function, its 8,000 suppliers and nearly $4 billion in direct and indirect material spending. Mr. Ryan has more than 25 years of experience working within global supply chains, engineering and operations, engaging suppliers to deliver value, and setting corporate wide and business unit strategies to align supply chains to optimize cost, cash and end-customer satisfaction. Prior to this role, Mr. Ryan held a variety of executive-level roles in global operations and supply chain for Vertiv, Emerson Network Power and Avocent Corp, including vice president global commodity management at Vertiv from March 2003 to May 2023. In 2012, he was named vice president of global operations and supply chain for Avocent Products and Services, a position he held until his promotion in 2017. Prior to 2012, Mr. Ryan was appointed vice president and managing director of Avocent Products and Services in APAC (Singapore) from 2009 to 2012. Mr. Ryan attended the University of Limerick, where he received a bachelor’s degree in production management and later, a master’s degree in science from the department of mathematics at the University of Limerick. Mr. Ryan also completed the executive development program at the Kellogg School of Management at Northwestern University.

Anand Sanghi. Mr. Sanghi has served as our President, Americas since July 2023, and previously served as our President for Vertiv Australia, New Zealand, Southeast Asia and India (ASI) from February 2021 until July 2023. Mr. Sanghi is responsible for Vertiv’s business development and operations in those regions. Mr. Sanghi has spent more than 26 years in the technology and engineering space in the Asia-Pacific region. Mr. Sanghi joined Emerson Network Power, a group of Emerson Electric Co (NYSE: EMR), in 2001 as Director of Planning and achieved positions of increasing responsibility before being appointed President of Vertiv Asia in 2017, a role that he served in until February 2021. Prior to joining Emerson Network Power, Mr. Sanghi led a start-up business and held positions with Emerson Electric from 1999 until 2000 and Copeland Corporation from 1994 until 1999. Mr. Sanghi earned his bachelor’s degree in electrical and electronics engineering from the Indian Institute of Technology and his MBA from the Indian Institute of Management.

Karsten Winther. Mr. Winther has served as our President for Europe, Middle East and Africa since March 2022, and previously served as the Vice President of Sales for Europe, Middle East and Africa from 2018 until March 2022. Mr. Winther has over 20 years of tech industry experience in management, sales and marketing functions, including strong focus on channel and vertical markets. He has led transformation of large-scale sales organizations. Before joining Vertiv in 2018, Mr. Winther held regional and country sales roles at Epson, a multinational electronics company, from May 2000 until August 2012, and NEC, a multinational information technology and electronics corporation, from September 2012 until March 2016, and Cobham SATCOM, a satellite communications equipment company, from April 2016 until April 2018, where he led global sales, marketing and service. Mr. Winther studied business economics & management at Copenhagen Business School and also completed a two-year Rising Star program at Esade in Barcelona, with emphasis on strategy, finance, innovation, CSR and leadership.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation program is structured to reward performance consistent with our short-term and long-term goals, to reflect our business strategy and our organizational structure, to support our goal of delivering long-term value to our stockholders and to align with our near-term strategic and operational goals. This Compensation Discussion and Analysis (“CD&A”) reviews the objectives and components of our executive compensation program and discusses the 2023 compensation earned by our named executive officers, who are listed below.

Giordano Albertazzi Chief Executive Officer	David Fallon Chief Financial Officer	Stephen Liang Chief Technology Officer and EVP	Anand Sanghi President, Americas	Anders Karlborg EVP, Manufacturing, Logistics and Operational Excellence

We are dedicated to a pay for performance philosophy with compensation tied to, and which rewards our executive officers for, both short-term and long-term performance of the Company. This CD&A summarizes the details of executive compensation decisions along with several of our business highlights in 2023.

Features of our executive compensation program for 2023 included:

•

Pay for performance. Our CEO’s pay opportunities primarily consisted of performance-based compensation, particularly equity compensation in the form of stock options that have value only if our stock price increases following the grant date.

•

Continued impact of our strategic performance equity awards. In late 2022, our executive officers at that time (or in the case of Mr. Karlborg, upon his promotion to an executive officer in 2023) received strategic performance equity awards, and the potential long-term value of these awards is directly impacted by our performance in 2023. These strategic performance equity awards will be eligible for cliff vesting in January 2027 only if stretch annual financial performance goals are met. For the 2023 performance period, we exceeded the goal, resulting in 120% of the first tranche being earned, as further described below. The Committee continues to believe that the challenging annual performance goals, together with cliff vesting on January 1, 2027 subject to continued employment, were important components to encourage long-term continuity in management in late 2022 and continuing into 2023 as part of our leadership transition efforts and to encourage focus on our operational goals. There is no payment on these awards before the vesting date for an earlier termination without cause or resignation for good reason, other than a termination in connection with a change in control or, to the extent already earned based on performance results, on death or disability.

•

Annual bonus payouts reflecting strong performance. As further described below, bonus payouts generally were paid above target as a result of our strong financial performance in 2023, including achievement of results above our financial targets.

2023 Summary

1	New CEO’s Leadership

In January 2023, we successfully transitioned leadership of our business to our new CEO, Giordano Albertazzi. His employment arrangements and compensation in 2023 reflected the careful consideration by the Committee and other independent members of the Board as to appropriate ongoing compensation incentives so as to support the successful transition and encourage Mr. Albertazzi to focus his efforts on our key operational priorities.

26 |	- 2024 Proxy Statement

Mr. Albertazzi’s priorities focused on building a high-performance culture of collaboration, innovation of highly reliable, highly efficient products, software and services, implementing and institutionalizing operational excellence and execution across the organization and delivering profitable growth and improved cash flow while prudently managing fixed costs. In 2023, Mr. Albertazzi’s outstanding leadership and focus on operational excellence and execution, together with the collaboration and dedication of the Company’s management team, resulted in the Company’s strongest financial performance in history. See financial highlights below in “Financial Results” section.

2	Financial Results

2023 was a year of historic financial performance and transformative operational growth. The rapid growth of data, and the robust demand for, and acceleration of, AI resulted in strong demand for the Company’s innovative critical digital infrastructure products, software and services. The following is a summary of key 2023 financial results:

•	Year-over-year revenue growth. End-market demand remained strong with net sales up 21% (to approx. $6.9 billion) versus prior year, and organic net sales growth(1) of 21%.

•	Record backlog. Backlog reached another record level of ~$5.5 billion at the end of December 2023, increasing 16% versus prior year.

•	Increased investment in research and development. We continued to invest in new product development with R&D spending of ~$304 million in 2023 (approx. 4.4% of revenue).

•	Profitability. Full year net income was ~$460 million, operating profit was ~$872 million and adjusted operating profit(1) was ~$1,054 million.

•

Inflation. The Company continued its efforts to manage and mitigate inflationary pressures and shortages in materials and labor in 2023 by continued focus on, and implementation of, supplier resiliency programs, alternative supplier qualifications and engineering redesign initiatives.

•

Price actions. We continued to relentlessly focus and execute on our strategic pricing plan in 2023 in an effort to mitigate against an inflationary operating environment and to reflect the value we deliver to the market. Our collective actions resulted in a realization of ~$470 million in price in 2023.

•

Adjusted free cash flow. 2023 net cash provided by operating activities was ~$900 million, an increase of ~$1,053 million versus the prior year. Adjusted free cash flow(1) for 2023 was ~$778 million, an increase of ~$1,038 million versus the prior year primarily driven by higher adjusted operating profit and continued improvement in working capital management. Liquidity(2) at the end of the fourth quarter 2023 remained strong at ~$1.3 billion.

•

Strong financial performance. As noted above, 2023 was a story of unwavering dedication and focus on operational excellence and execution, culminating in a historic financial performance across all of the Company’s financial metrics. While these are all indicators of the operational improvements made at Vertiv in 2023, we continue to strive to implement operational best practices and create process efficiencies across our organization in an effort to manage our costs.

(1)	See Annex A for a reconciliation of and information regarding the non-GAAP metrics.
(2)	Liquidity is calculated as cash and cash equivalents plus availability under the ABL Revolving Credit Facility as of December 31, 2023.

3	Commitment to Stockholders

We actively engage with stockholders throughout the year to better understand their issues and concerns, including, but not limited to, their perspective on executive compensation. We hold a “say-on-pay” advisory vote on an annual basis. In 2023, we received approval of approximately ~87% of votes cast on our “say-on-pay” advisory vote. Feedback from stockholders informs the Compensation Committee’s consideration of executive compensation programs. The Board and the Compensation Committee aim to align business performance and executive compensation to drive value creation by directly tying compensation to key performance metrics, and placing significant weight on compensation that varies in value depending upon stock price performance.

4	Stockholder Return

On December 31, 2023, our closing stock price was $48.03, representing a shareholder return of more than 250% for the year. In the fourth quarter of 2023, we declared a cash dividend of $0.025 per share, payable on December 27, 2023. On April 23, 2024, our closing stock price was $79.17.

- 2024 Proxy Statement | 27

The following graph shows our total shareholder return for 2023, as compared to the performance of other market sectors, including the companies listed as the Compensation Peer Group (defined below).

5	Compensation Packages Strongly Aligned with Stockholder Interests

The following charts show the mix of the primary compensation elements for 2023 for our CEO and our other NEOs, including salary, target annual cash incentive, annual long-term incentive awards granted during the year (in the form of stock options but excluding any strategic performance awards) and other benefits. As reflected in the charts below, we have structured executive compensation, particularly for the CEO, to be performance-based and aligned with stockholder value.

28 |	- 2024 Proxy Statement

Mr. Albertazzi’s primary compensation for 2023 is summarized below:

2023 CEO Compensation

Base Salary (as of 12/31/23)	$ 900,000

Target Cash Bonus (as % of Base Salary)	125%

Actual Cash Bonus (for 2023 performance)	$ 2,000,000

Approximate Grant Date Fair Value of Annual Equity Awards Granted	$ 3.3 M

6	Continued Best Practices in Compensation

✓

Robust stock ownership guidelines. We require executive officers and directors to hold meaningful amounts of stock and to meet these guidelines within five years of first becoming subject to the guidelines, as further described under “Stock Ownership Guidelines for Company Officers and Directors.” Further, the Company adopted a “no sale” restriction that restricts an executive officer from selling stock until such officer has met or exceeds ownership guidelines. All of our executive officers and directors have met or are on their way to meeting these guidelines within the initial five-year period.

✓

Clawback policy. Under our clawback policy, our Board will seek to recover incentive compensation from an executive officer on a no-fault basis in the event of an accounting restatement as a result of the Company’s material non-compliance with any financial reporting requirement.

✓	Prohibition of hedging and pledging. Our insider trading policy prohibits our officers, directors and employees from hedging or pledging our shares.

✓

Alignment with stockholders’ interests. Our incentive program aligns with stockholder interests by heavily weighting incentives in favor of long-term equity awards. In particular, stock options are performance-based because they have value only if our stock price increases.

✓

Emphasis on variable cash pay. A significant portion of our executives’ cash compensation opportunity was performance-based, tying to near-term objectives and actual performance that we believe align with long-term growth. The target bonus for our CEO for 2023 was 125% of salary so that more than half of the CEO’s target cash compensation is directly dependent upon performance. Our actual bonus payouts for 2023 reflected our strong financial performance as discussed above.

✓

Only “double-trigger” executive change-in-control benefits. We do not provide “single-trigger” change-in-control benefits to executive officers; instead, we only provide “double-trigger” benefits, which generally means the executive needs to have a qualifying termination event (e.g., termination without cause or resignation by the executive for good reason) to receive a change-in-control benefit.

✓

No 280G gross-ups. We have not agreed to provide our executive officers, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G (related to a change-in-control) of the Code.

✓	Use of peer group data. Our Compensation Committee developed a peer group to provide an additional measure of comparison in its review of compensation.

✓	Avoid excessive risk taking. Based upon a risk assessment, our Compensation Committee determined that our compensation policies do not encourage excessive or unnecessary risk-taking.

Objectives of Executive Compensation Program

The following table provides an overview of the specific objectives of the primary elements of our 2023 executive compensation program, each as further described below.

Pay Element	Objectives

Base Salary (page 30)	Attract and retain world-class leadership talent by using relevant market data to determine executive pay, while also considering tenure, experience, scope of duties and short-term and long-term performance.

Vertiv Incentive Plan (“VIP”) (page 30)	Reward ingenuity, creative thinking, improved processes, operational execution, project completion and exceptional contributions through cash bonuses.

Long-Term Incentive Compensation (page 32)	Encourage our executive team to drive long-term stock price growth through equity grants that directly link the value to the executive to value to stockholders, while also encouraging retention through multi-year vesting.

Retirement, Termination/CIC and Other Benefits	Attract and retain key management members and, for severance and Change-in-Control matters, to motivate executives to take actions that are in the best interests of the Company.

- 2024 Proxy Statement | 29

Compensation Philosophy and Process

The Compensation Committee is focused on maintaining an executive compensation program that emphasizes variable, at-risk compensation and has an appropriate balance of short-term and long-term objectives.

Executive compensation is approved by the Compensation Committee, which consists solely of independent directors, and then the Board (with all of the independent members of the Board) approves the CEO’s compensation. Our Compensation Committee meets regularly throughout the year to review our executive compensation program and to ensure alignment of the interests of our executives with those of our stockholders. Meeting agendas contain items proposed by management or the Compensation Committee members. Pursuant to our Equity Grant Policy, implemented at the February 24, 2021, meeting of the Compensation Committee, annual equity awards to directors and continuing executive officers are to be approved at the first meeting of the Compensation Committee (and, where applicable, the Board) held during the first quarter of the year. Additional grants (such as promotion, new hire or special grants) may be approved during the year. Under our 2020 Stock Incentive Plan, the Compensation Committee may delegate authority to our CEO to make grants to non-executive employees, but may not delegate any authority with respect to grants to executive officers.

Our Compensation Committee members engage in active discussions of compensation matters with management and with each other as part of their decision-making process. Each meeting includes an executive session with only the independent directors. On at least an annual basis, the Compensation Committee reviews relevant market data using a peer group representing a set of companies in the industries (mix of industrial and network equipment and services companies) in which we compete. For further information about our process, see “Peer Group Companies” below.

Components of Compensation for 2023

1	Base Salary

Base salaries generally take into account each named executive officer’s existing pay as well as the executive’s position, responsibilities, qualifications, experience and location, the market for the position, the base salaries of other executive officers and the Company’s overall financial performance.

The Compensation Committee considers base salary as one component of a total compensation package that needs to be balanced appropriately for each named executive officer.

The table below shows the annualized base salaries in effect at the end of 2023.

2023 Base Salary

Albertazzi	$ 900,000

Fallon(1)	$ 665,000

Liang(1)	$ 675,000

Sanghi(1)	$ 500,000

Karlborg(1)	$ 515,000

(1)

Each of Mr. Sanghi and Mr. Karlborg received salary increases to the amounts in this table as a result of changes in their roles during 2023. Each of Mr. Fallon and Mr. Liang received salary increases of less than 10% as part of the annual compensation review in early 2023.

2	Vertiv Annual Incentive Plan

Our focus for the 2023 Vertiv Incentive Plan (“VIP”) was to align employees under a common set of goals tied to adjusted operating profit and adjusted free cash flow, both of which help us to maintain our focus on improving Vertiv’s operational execution and financial performance and driving stockholder value, while also recognizing our overall performance, segment and regional performance, and individual contributions to our long-term goals.

•

Financial Performance Goals. In early 2023, the Compensation Committee approved Adjusted Operating Profit (“AOP”) and Adjusted Free Cash Flow (each as defined below) as corporate financial metrics (and, where applicable, for regions and segments) for purposes of bonuses under the VIP. At that time, the Compensation Committee determined that it was also appropriate to retain the ability to take into account individual and other business performance measures in approving the final individual payout level.

30 |	- 2024 Proxy Statement

•

Corporate Financial Performance Results. In early 2024, the Compensation Committee reviewed our financial results against the previously approved financial metrics established for purposes of the 2023 VIP and against our prior year’s performance in determining an overall corporate result of 125%.

•

Results Significantly Above Challenging Targets. As shown in the table on the following page, our corporate AOP results of approximately $1,054 million and Adjusted Free Cash Flow of approximately $778M significantly exceeded the target levels for each metric set for purposes of the VIP, which had been set as very challenging goals far exceeding our past performance levels.

•

Results Far Exceeding Prior Year Results. Our results for 2023 reflected tremendous improvement over 2022, resulting in doubling our AOP results and an increase of more than $1 billon in our Adjusted Free Cash Flow.

•

Other Financial Performance Considerations. The Compensation Committee also reviewed our historic financial performance, including a record backlog at year end 2023, and transformative operational growth as described above under “2023 Summary-Financial Results” above.

•

Segment Financial Performance Results. For our NEOs other than the CEO and CFO, the Committee also reviewed the performance of the individual’s segment (that is, region or lines of business) where they have responsibility. For Mr. Sanghi and Mr. Karlborg, at least a portion of their bonus reflected how relevant regions (namely, our ASI and Americas regions) performed relative to the same types of financial targets as for the corporate goals described above. Similarly, the performance of the lines of business were part of Mr. Liang’s bonus determination. These segment results increased their potential bonus payouts.

•

Individual Performance Modifier. The Committee finally considered individual performance based on individual impact to the results of their assigned segment or corporate function. In approving the individual performance factors for our NEOs (other than our CEO), the Committee focused on recognizing the efforts of individuals who were directly responsible for successful operational performance in particular regions or lines of business.

•

CEO Performance. In determining the payout level for our CEO, the Committee recognized his leadership in guiding us in his first year as CEO through the historic year and the direct impact his leadership and focus had on our results and strategic performance. In particular, he led with a laser focus on delivering operational execution and excellence in all areas, particularly manufacturing, supply chain and other operations.

•

Bonus Payment Details. The table below shows the annual target bonus opportunities for 2023 for each of the named executive officers and the actual payout. The target cash bonus levels (as a percentage of salary at year-end, except as noted below) were set to reflect the executive’s relative responsibility for the company’s performance and to appropriately allocate the total cash opportunity between base salary and variable incentive-based compensation. Amounts paid to any individual executive officer may range from 0% to 200% of target.

	Target Bonus (as % of Salary)		Target Bonus ($)		Earned Bonus (as % of Target)		Earned Bonus ($)(1)

Albertazzi	125%		1,125,000		178%		2,000,000

Fallon	100%		665,000		94%		623,438

Liang	80%		531,000	(2)	155%		824,378

Sanghi	80	%(2)	340,356	(2)	169%		575,218

Karlborg	60	%(2)	257,888	(2)	203	%(2)	523,259

(1)	The amounts in this table are shown in U.S. dollars, but certain individuals were paid in local currency for a portion of the year, as reflected in the Summary Compensation Table.
(2)

The target and actual bonus amounts for these individuals were pro-rated based on different salary levels and, in some cases, target bonus percentages for different portions of the year. The total payout for Mr. Karlborg included a time period before he was an executive officer and so his total for the year exceeded the maximum for executive officers of 200% of target.

Corporate Financial Results

The following table shows our corporate performance for the two financial metrics under the VIP for 2023:

Global Plan Metric	2022 Actual	2023 VIP Target	2023 Actual

Adjusted Operating Profit(1)	$439M	$1,030M	$1,054M

Adjusted Free Cash Flow(2)	$(260)M	$600M	$778M
(1)

Adjusted Operating Profit was chosen as an important measure of near-term profitability which in turn creates stockholder value. Adjusted Operating Profit represents the Company’s operating profit, adjusted to exclude the amortization of intangibles and certain mergers and acquisition costs. See Annex A for a reconciliation of and information regarding this non-GAAP metric.

(2)

Adjusted Free Cash Flow was chosen because it reflects cash generated from operations that may be reinvested in our businesses or returned to stockholders. Adjusted Free Cash Flow represents net cash provided by (used for) operating activities adjusted to excluded capital expenditures, investments in capitalized software, and include proceeds from the disposition of property, plant, and equipment. See Annex A for a reconciliation of and information regarding this non-GAAP metric.

- 2024 Proxy Statement | 31

3	Long-Term Incentive Compensation

2023 Annual Equity Grants. In furtherance of our performance-based compensation philosophy and strong alignment with stockholder interests, in 2023, our annual equity compensation granted in early March 2023 to NEOs consisted of stock options that vest annually over four years. Each named executive officer was granted an award of stock options in the amounts set forth in the table entitled “Grants of Plan-Based Awards in Fiscal 2023” below and with pro rata vesting annually over four years from the grant date.

The amount granted to each continuing NEO was generally based on each individual’s duties and responsibilities, internal pay equity considerations, and prior equity grants to each individual. The Compensation Committee continued to believe that time-vesting stock options were the appropriate long-term performance vehicle for annual grants. Granting stock options is beneficial to the Company for the following reasons:

•	Stock options provide the most direct tie to shareholder value realization.

•

The ultimate value of the options will align directly with our stockholders’ return through our stock price performance, which in turn depends on our sustainable operational and financial performance, thereby discouraging excessive risk-taking, and encouraging operational execution and continual process improvements to drive efficiencies within our operating systems.

•	The stock options only have value to the executive if the stock price increases after the grant date, meaning both management and the stockholders benefit.

•	We benefit from the retention value provided through multi-year vesting and long-term exercise period.

•

The stock options offer complementary incentives to our annual bonus plan, which is based on financial metrics that are set annually, and the cash bonus opportunities already represent a meaningful portion of target compensation.

•

The stock options also offer complementary incentives to the Strategic Performance Awards that were granted, which are full-value awards but will only become earned and vested if we exceed pre-specified financial goals.

•	Stock options tie to absolute rather than relative value, which is appropriate because our focus is on the benefit to our stockholders.

Results for First Tranche of Strategic Performance Equity Awards. As previously disclosed, in 2022, the Board and Compensation Committee granted strategic, one-time long-term performance awards (the “Strategic Performance Awards”) to incentivize the executive management team to achieve multi-year key goals for the business and to promote the long-term retention of the business leaders that we need to attain our goals. The named executive officers promoted to executive positions during 2023 also received these awards to ensure alignment among the management team. These Strategic Performance Awards vest, to the extent earned, contingent on both (i) achievement of strategic AOP targets in 2023, 2024 and 2025 and (ii) continued employment through January 1, 2027, with limited exceptions related to death, disability, or, in connection with a change in control, termination of employment or of the award.

For any portion to be earned for a year, a target AOP performance goal (“Target AOP”) must be achieved for the applicable year. The following chart shows the targets for each year, along with the results for the initial 2023 performance period.

Fiscal Year	Target AOP	Actual AOP	Percentage of Tranche Earned

2023	$1,000M	$1,054M	120%

2024	$1,400M	TBD	TBD

2025	$1,750M	TBD	TBD

If Target AOP is not achieved in a particular performance year, no amounts will be earned for that year. If Target AOP is exceeded in any given year, each grantee will earn an additional 20% of their respective target award level for each $50 million increment that AOP performance exceeds the Target AOP (with no interpolation between results). Following the end of all three performance years, the Compensation Committee and Board will aggregate the dollar amounts earned for each grantee over the three-year period, and such total dollar amount will be converted into a number of RSUs amount determined by dividing each grantee’s aggregate earned dollar amount by the closing stock price of our common stock on the first business day after the release of earnings for fiscal year 2025. The resulting RSUs will be eligible for cliff vesting on January 1, 2027.

The Strategic Performance Awards continue to be beneficial to the Company for the following reasons:

•	The Strategic Performance Awards are settled in shares of our stock to align the management team’s interests in stock price appreciation with the interests of our stockholders.

•	Determination of whether a Strategic Performance Award target is met is done on a purely formulaic basis related to our financial results.

•	No amount is earned for any year unless Target AOP is met.

32 |	- 2024 Proxy Statement

•	We benefit from the retention value provided through cliff-vesting by requiring employment through January 1, 2027 before any amount would vest.

•	Earned award values are determined annually over a three-year performance cycle to align with long-term financial objectives.

The financial measure and target levels were selected for the following reasons:

•	AOP is an important metric because it reflects our operational performance and our stockholders view it as a key metric for value creation.

•

The performance levels chosen in late 2022 were intentionally set to be challenging. For example, the goal for 2023 performance was more than twice our actual 2022 results, and the goals for each subsequent year was significantly greater than the target for the prior year.

4	Retirement Benefits

Our tax-qualified employee savings and retirement plan (“401(k) Plan”) covers certain full- and part-time employees in the United States, including our U.S.-based NEOs. Under the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Board believes that the 401(k) Plan provides an important and highly valued means for employees to save for retirement. We provide a match of 50% of the first 6% of the named executive officers’ eligible base salary. Our eligible NEOs are each eligible to participate in the 401(k) Plan on the same terms as our other employees in 2023.

Our executive officers outside the U.S. are eligible for applicable local retirement plans.

5	Termination and Change-in-Control Benefits

The protection of competitive and confidential information and the retention of top talent are of the utmost importance to Vertiv. For this reason, our named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. Each named executive officer generally was subject to our Executive Employment Policy (or for some of our non-U.S. executive officers, an employment agreement with similar benefits) and our “double-trigger” Executive Change of Control Plan, in each case that provide for severance benefits following a qualifying termination of employment, which is intended to alleviate concerns about job security that could affect performance and keep the named executive officers focused on their day-to-day responsibilities. A detailed description of these severance and change of control benefits, along with estimates of the value of the benefits potentially payable under these arrangements, are set out below under the caption “Potential Payments upon Termination or Change-in-Control.”

6	Other Benefits

All of the named executive officers in the United States were eligible for coverage under our health insurance programs, including medical, dental and vision, a health savings account and flexible spending accounts. Additionally, the named executive officers were eligible for life insurance, short- and long-term disability benefits and paid time off. Officers in other jurisdictions are generally eligible for available benefit programs in the applicable jurisdiction.

We may provide additional benefits in particular circumstances. For example, because they were required to relocate to the U.S. for new positions, we have agreed to provide Messrs. Albertazzi, Liang, Sanghi and Karlborg reimbursement for fees paid in connection with the filing of U.S. and foreign jurisdiction tax returns, tax equalization in limited time periods, and other items described in the footnotes to the Summary Compensation Table. We also provide relocation benefits.

Peer Group Companies

The Compensation Committee believes that we should provide market-competitive pay, with higher amounts based on tenure, job responsibilities and performance, and that long-term incentive compensation should be a significant component of executive compensation. The Compensation Committee expects to review annual benchmarking using a peer group representing a set of companies in the industries in which we compete.

The Compensation Committee worked with management to represent similar companies in terms of size, industry, revenue and market cap, with a focus on a method for considering other companies that are subject to the same impacts in our market and industry. The peer group used when evaluating 2023 compensation consisted of the companies below (“Compensation Peer Group”), which we have broken into two subgroups solely for the purpose of explaining how we developed the peer group. In addition, we consider other companies that are competitors for talent, whose compensation practices we may review

- 2024 Proxy Statement | 33

from time to time in order to better understand the competitiveness of Vertiv’s compensation programs with the goal of preserving talent.

Industry Affiliation (comparable companies in the Technical Products and Services space with a revenue range of 0.5 to 2.0 times that of Vertiv)		Similar Scope and Size (manufacturing and services companies from general industry with revenues ranging from 0.5 to 2.0 times that of Vertiv)

Ametek Celestica Ciena CommScope First Solar Hubbell	Itron Juniper Networks NCR* Legrand ON Semiconductor Regal Rexnord Sensata Technologies	Carlisle Companies Crane Co.* Donaldson Co. Dover Corp. Fortive Gates Industrial	Pentair Rockwell Automation The Timken Company

*	Crane Co. and NCR underwent spin-off transactions in 2023 and so are excluded from any TSR calculations in this proxy statement.

Compensation Risk Assessment

As part of our risk management activities, management reviews with the Compensation Committee its compensation policies and practices applicable to employees that could affect our assessment of risk and risk management. The Compensation Committee and management believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Vertiv.

Tax and Accounting Considerations

The tax and accounting impacts of our executive compensation program are among many factors that may be considered in determining the size and structure of our executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), denies a publicly traded corporation a federal income tax deduction for remuneration in excess of $1 million per year per person paid to executives designated in Section 162(m) of the Code. We have not adopted a policy that requires that all compensation be deductible.

Stock Ownership Guidelines for Our Officers and Directors

Our directors, named executive officers and other designated individuals are expected to own our stock based on the following multiple-of-salary ownership threshold guidelines.

Position	Multiple for Stock Ownership Guidelines

Directors	5 times Cash Retainer

Chief Executive Officer	5 times Salary

NEO	3 times Salary

Other Section 16 Officers (reporting to the CEO)	2 times Salary

Other Section 16 Officers (not reporting to the CEO)	1 times Salary

Directors and officers are expected to comply with the multiple-of-retainer/salary stock ownership guidelines by the later of five years from appointment to the relevant role or February 7, 2025. Additionally, if an executive officer is promoted to a higher level, that person will have three years to achieve the higher stock ownership guideline. Once the individual has acquired a number of our shares that satisfies the ownership multiple, such number of shares shall represent that person’s minimum ownership requirement (even if that person’s salary increases or the fair market value of such number of shares subsequently falls below the required ownership multiple) until (in the case of an executive officer) such person is promoted to a higher level. The Company has adopted a “no sale” restriction that restricts an executive officer from selling stock unless and until such individual has met or exceeds ownership guidelines (provided, however, that an individual is prohibited from selling if they don’t satisfy the guidelines without the earned but unvested performance shares).

For purposes of satisfying the requirements of the stock ownership guidelines, ownership includes stock owned privately, shares (or equivalent shares) awarded to, or purchased by, an officer or director pursuant to a qualified or non-qualified benefit or savings plan, shares acquired on exercise of stock options or settlement of vested RSUs, unvested restricted stock units, or unvested but earned strategic performance awards (that is, assuming the applicable target performance for that year has been achieved). No options or unearned performance awards are included. Our Insider Trading Policy is designed to encourage

34 |	- 2024 Proxy Statement

compliance with applicable regulatory requirements, such as by requiring that insiders may only sell or purchase our stock during open window periods (other than under Rule 10b5-1 plans permitted by applicable law).

Compensation Committee Interlocks and Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2023, are either currently, or have been at any time, an officer or employee of Vertiv. None of our executive officers currently serves, or served during 2023, as a member of the Board or Compensation Committee of any entity while one or more of its executive officers was serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in this proxy statement.

The Compensation Committee

Roger Fradin, Chair

Joseph J. DeAngelo

Joseph van Dokkum

Steven S. Reinemund

- 2024 Proxy Statement | 35

COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation of our named executive officers for 2023 and, where applicable, prior years.

Name and principal position(1)		Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Giordano Albertazzi(6) Chief Executive Officer	2023	865,385			3,300,000	2,000,000	17,789	6,183,174
	2022	597,086		6,750,000	3,901,300	410,254	174,368	11,833,008

David Fallon Chief Financial Officer	2023	659,615			1,399,999	623,438	52,200	2,735,252
	2022	591,154		3,870,000	1,273,950	483,750	121,581	6,340,435
	2021	575,000			1,541,998		20,595	2,137,593
Stephen Liang Chief Technology Officer and EVP	2023	663,750			799,999	824,378	66,375	2,354,502
	2022	606,414		3,000,000	737,550	453,600	238,769	5,036,333
	2021	590,400			899,996		98,547	1,588,943
Anand Sanghi President, Americas	2023	464,908		1,050,000	999,990	575,218	169,094	3,259,210

Anders Karlborg EVP, Manufacturing, Logistics and Operational Excellence	2023	465,219		1,854,000	339,992	523,259	364,131	3,546,601

(1)

Name and Principal Position. Mr. Albertazzi became our CEO on January 1, 2023. Mr. Sanghi assumed the role of President, Americas for Vertiv on July 1, 2023. He was previously president for Vertiv Australia, New Zealand, Southeast Asia, Japan, South Korea and India (ASI). Mr. Karlborg was promoted to EVP, Manufacturing, Logistics and Operational Excellence, in August 2023. He was previously SVP Americas Operations and Global Channel.

(2)

Equity Grants. The amounts reported in these columns represent the aggregate grant date fair value of stock awards (“RSUs”), Strategic Performance Awards and stock options, as applicable, for equity awards granted in the relevant fiscal year. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2023, filed with the SEC. Also see the table entitled “Grants of Plan Awards in Fiscal 2023” below for further information regarding grants made during 2023. The amounts set forth in this column for the Strategic Performance Awards are valued at target.

(3)	Annual VIP. The amounts reported in this column for 2023 reflect payments under the 2023 VIP, as described in the “Compensation Discussion and Analysis” above.
(4)

Other Benefits. The amounts shown in this column for 2023 represent other compensation, including the cost of personal benefits or perquisites that exceed $10,000 in the aggregate. We maintain arrangements with third-party charter companies for use of chartered aircraft, used primarily for business purposes. The value of personal aircraft usage reported in this table is based on Vertiv’s actual invoiced amount from the charter company for the variable costs incurred on each trip. Because the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as depreciation and management fees. To the extent an NEO’s spouse or guests accompany the officer when a flight is already going to a specific destination for a business purpose, there is no aggregate incremental cost to Vertiv of such personal use.

(a)	Giordano Albertazzi. The amount for 2023 includes (i) $6,346 in housing and (ii) $11,443 for travel-related expenses as a result of his accepting a U.S.-based role.
(b)

David Fallon. The amount for 2023 includes (i) $25,024 in relocation expenses including moving household goods plus $16,698 for reimbursement of taxes due on these relocation benefits, (ii) $9,900 in matching contributions to our 401(k) plan, and (iii) $578 for other personal benefits.

(c)	Stephen Liang. The amount for 2023 reflects $66,375 in Company contributions to applicable retirement plans.
(d)

Anand Sanghi. The amount for 2023 includes (i) $10,031 in Company contributions to applicable retirement plans, (ii) relocation expenses consisting of $75,900 in temporary housing and moving expenses, and (iii) various benefits under his local Singapore contract during his time there, consisting of $66,634 in housing allowance, $11,614 in vehicle allowance and $4,915 in other costs, such as club dues, utilities, and education expenses.

(e)

Anders Karlborg. The amount for 2023 includes (i) $54,702 relocation benefits (including moving of household goods and travel costs), plus $88,543 for reimbursement of taxes due on these relocation benefits, (ii) $212,460 in tax equalization benefits, and (iii) $8,426 for travel-related expenses as a result of his accepting a U.S.-based role.

(5)

Currency Exchange. During fiscal 2023, a portion of cash compensation was paid to Mr. Liang in Hong Kong dollars and Mr. Sanghi in Singapore dollars. For purposes of this table, such compensation was converted to U.S. dollars using a currency exchange rate determined in January 2024 of $0.128 and $0.7572, respectively.

36 |	- 2024 Proxy Statement

Grants of Plan-Based Awards in Fiscal 2023

The following table sets forth each award granted to a named executive officer in fiscal 2023 under plans established by the Company.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)	All other Stock and Option Awards: Number of Shares of Stock Underlying Options (#)	Exercise or Base Price of Options Award	Grant Date Fair Value of Stock and Option Awards(5)
Named Executive Officer	Type of Award	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)		Threshold/ Target ($)

Giordano Albertazzi	VIP				1,125,000	2,250,000

	NQSO	3/7/23	2/28/23						472,103	$15.84	3,300,000

David Fallon	VIP				665,000	1,330,000

	NQSO	3/7/23	2/28/23						200,286	$15.84	1,399,999

Stephen Liang	VIP				531,000	1,062,000

	NQSO	3/7/23	2/28/23						114,449	$15.84	799,999

Anand Sanghi	VIP				340,356	680,712

	Strategic Performance Award	7/3/23	5/16/23					1,050,000			1,050,000

	NQSO	3/7/23	2/28/23						42,918	$15.84	299,997

	NQSO	7/3/23	5/16/23						66,666	$24.87	699,993

Anders Karlborg	VIP				257,888	See	(2)

	Strategic Performance Award	7/3/23	6/27/23					1,854,000			1,854,000

	NQSO	3/7/23	2/28/23						24,320	$15.84	169,997

	NQSO	7/3/23	6/27/23						16,190	$24.87	169,995
(1)

Annual grants to executive officers were approved at the first Compensation Committee meeting of the year on February 28, 2023, but were effective on the date of the full Board approved such grants on March 7, 2023. Additional grants to Mr. Sanghi and Mr. Karlborg were approved to be effective on the first business day following the effective date of their respective new position appointments.

(2)

Under the VIP for fiscal 2023, each NEO had a target bonus opportunity as specified in this table. The maximum payout for executive officers was 200% of target, and there was no threshold. Mr. Karlborg was an executive officer for only part of the year. For a discussion of the determination of amounts earned for 2023 under the VIP, which are reflected in the Summary Compensation Table above, see the “Compensation Discussion and Analysis” above.

(3)

The equity awards reported in this table were granted under our 2020 Stock Incentive Plan. In addition, during 2023, dividend equivalents on the RSUs were accrued in the form of additional RSUs pursuant to the terms of the award agreements, vesting over the same schedule as the underlying RSUs and as reflected in the “Outstanding Equity Awards at 2023 Fiscal Year-End” table below.

(4)

The terms of the Strategic Performance Awards are described in the “Compensation Discussion and Analysis” above. Payouts require achieving target AOP results and, to the extent earned, vest on January 1, 2027.

(5)

The amounts reported in these columns represent the aggregate grant date fair value as applicable, of equity awards granted in the relevant fiscal year. Assumptions used in calculating these amounts are described in Note 15 to our audited financial statements in our Form 10-K for the year ended December 31, 2023, filed with the SEC.

- 2024 Proxy Statement | 37

Understanding Our Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2023 Table

Employment Arrangements. Our Executive Employment Policy and our Executive Change of Control Plan generally cover our named executive officers, except as provided in certain non-U.S. employment agreements. Mr. Liang entered into a letter agreement relating to his salary, position, work location in the United States and other locations as needed, and confirming his participation in the Executive Employment Policy and the Executive Change of Control Plan, in addition to his prior employment agreement under Hong Kong law. Vertiv’s named executive officers are subject to confidentiality, non-compete and non-solicitation covenants. See “Potential Payments Upon Termination or Change in Control” below for a description of the post-termination provisions in these arrangements.

Annual Cash Incentive Plan. During 2023, Vertiv maintained the VIP, pursuant to which cash incentive awards may be made to the named executive officers and other eligible employees based on 2023 performance. Executive officers must be employed by the Company at the time of payout under the VIP to be eligible for award. For a summary of the VIP and the determination of payouts for 2023 performance, see the “Compensation Discussion and Analysis” above.

Equity Awards. Our equity awards were granted under, and are governed by and subject to, the terms and conditions of the 2020 Stock Incentive Plan and the relevant award agreements. As described above, during 2023, all of our NEOs were granted stock options, and the two NEOs who were promoted during the year to their current positions were granted Strategic Performance Awards (which are intended to incentivize the executive management team to achieve multi-year key goals for the business and to promote long-term retention of the business leaders that we need to attain such goals). A description of treatment of equity awards on termination of employment is included under “Potential Payments Upon Termination or Change in Control” below.

Retirement Plans and Other Benefits. Vertiv maintains retirement benefit plans, including a 401(k) plan for U.S. employees, and provides the named executive officers with benefits and perquisites. For a summary of those plans and benefits, see the “Compensation Discussion and Analysis” above.

38 |	- 2024 Proxy Statement

Outstanding Equity Awards at 2023 Fiscal Year-End

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Options Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#))(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Yet Vested (#)(6)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Giordano Albertazzi	3/7/2023			472,103	15.84	3/7/2033

	11/18/2022						(6)	2,700,000	(6)	4,500,000

	10/5/2022		125,000	375,000	11.99	10/5/2032

	3/16/2022		35,000	105,000	12.32	3/3/2032

	3/3/2022		27,500	82,500	11.50	3/3/2032

	2/26/2021		44,910	44,910	20.93	2/26/2031

	8/12/2020						35,075.8621	1,684,692

	2/7/2020		108,695	36,232	12.05	2/7/2030

David Fallon	3/7/2023			200,286	15.84	3/7/2033

	11/18/2022						(6)	1,548,000	(6)	2,580,000

	3/3/2022		71,250	213,750	11.50	3/3/2032

	2/26/2021		115,418	115,418	20.93	2/26/2031

	8/12/2020						43,844.3266	2,105,842

	2/7/2020		155,796	51,933	12.05	2/7/2030

Stephen Liang	3/7/2023			114,449	15.84	3/7/2033

	11/18/2022						(6)	1,200,000	(6)	2,000,000

	3/3/2022		41,250	123,750	11.50	3/3/2032

	2/26/2021		67,364	67,366	20.93	2/26/2031

	8/12/2020						35,075.8621	1,684,692

	2/7/2020		108,695	36,232	12.05	2/7/2030

Anand Sanghi	7/3/2023			66,666	24.87	7/3/2033

	3/7/2023			42,918	15.84	3/7/2033

	11/18/2022	(6)					(6)	960,000	(6)	1,600,000

	3/3/2022		12,500	37,500	11.50	3/3/2032

	2/26/2021		20,583	20,584	20.93	2/26/2031

	4/8/2020						10,316.0176	495,477

	2/7/2020		49,818	16,606	12.05	2/7/2030

Anders Karlborg	7/3/2023			16,190	24.87	7/3/2033

	7/3/2023						(6)	741,600	(6)	1,236,000

	3/7/2023			24,320	15.84	3/7/2033

	10/3/2022		9,823	29,469	11.50	10/3/2032

	4/4/2022		4,783	14,350	14.49	4/4/2022

	4/4/2022						5,164.4335	248,047

	5/4/2021						3,456.7022	166,025

	4/8/2020						7,369.1562	353,940

	2/7/2020		30,804	15,402	12.05	2/7/2030
(1)

The stock options become vested and exercisable 25% annually on each of the first four anniversaries of the grant date, except in the case of (a) Mr. Albertazzi’s options granted on March 16, 2022, which vest on the first four anniversaries of March 3, 2022, and (b) in the case of options granted in 2023, the first four anniversaries of the 15th day of the month in which the options were granted.

(2)	The stock options expire 10 years after the grant date (subject to earlier expiration following termination of employment).
(3)

The RSUs granted in 2020 vest 25% annually on each of the first four anniversaries of April 8, 2020. Mr. Karlborg’s additional RSUs granted in 2021 and 2022 vest in equal installments on the third, fifth and seventh anniversaries of the grant date.

(4)

The amounts listed include dividend equivalents accrued under the terms of the award agreements in the form of additional RSUs, which vest over the same schedule as the underlying RSUs. Pursuant to the terms of the 2020 Stock Incentive Plan, fractional shares are required to be settled in cash upon vesting.

- 2024 Proxy Statement | 39

(5)

Computed in accordance with SEC rules by multiplying the number of unvested units as of December 31, 2023 by $48.03, which was the closing price of our Class A common stock on December 29, 2023, the last trading day of the fiscal year. The actual value realized by the executive officer will depend on whether the award vests and the future stock price performance.

(6)

The amount of shares of Vertiv common stock underlying Strategic Performance Awards will be calculated based on dollar amounts that are earned if AOP performance targets are met over a three-year performance period, and any such earned amount will be converted into RSUs, the amount determined by dividing each grantee’s aggregate earned dollar amount by the closing stock price of our common stock on the first business day after the release of earnings for fiscal year 2025. For the first performance period of 2023, amounts were earned at 120% of target. The remaining unearned amounts are reported target value. Any resulting RSUs vest on January 1, 2027, subject to continued employment, with certain limited exceptions related to death, disability, and change in control termination. The amount reported for Mr. Sanghi reflects his original award granted in 2022 plus an incremental award in 2023 as a result of his new position appointment.

Option Exercises and Stock Vested During Fiscal 2023

The following table sets forth information regarding the number of RSUs that vested, and options that were exercised, during fiscal 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Giordano Albertazzi			35,057	434,011

David Fallon			43,822	542,520

Stephen Liang			35,057	434,011

Anand Sanghi			10,310	127,645

Anders Karlborg			7,365	91,182
(1)

Represents the number of shares of our Class A common stock underlying options that were exercised, or RSUs that became vested, during 2023, prior to any tax withholding. Does not include fractional shares mandatorily settled in cash.

(2)

Value realized reflects the market price of our Class A common stock on the applicable exercise or vesting date, as applicable, less the option exercise price in the case of option exercises, multiplied by the number of shares that were exercised or became vested, as applicable.

Potential Payments Upon Termination or Change in Control

Executive Employment Policy, Award Agreements and Other Agreements

Severance Benefits. Under the Executive Employment Policy, if a named executive officer’s employment is terminated without cause or by the executive for good reason (each as defined in the Executive Employment Policy), then in addition to accrued obligations through the termination date, provided that the named executive officer executes and does not revoke a release, each named executive officer shall be eligible for the following severance benefits:

(i)

a cash payment equal to one times the executive’s annual rate of base salary immediately prior to the termination of employment, to be paid in installments over 12 months in accordance with our normal payroll policies;

(ii)

a cash payment equal to one times the executive’s target annual bonus, to be paid in installments over 12 months in accordance with our normal payroll policies, or, for individuals who become subject to the Employment Policy after 2023, a pro-rated target bonus;

(iii)	any earned and unpaid annual bonus for the fiscal year preceding the fiscal year in which the termination occurs; and

(iv)	reimbursement of COBRA continuation coverage costs for 12 months.

Each named executive officer is subject to standard restrictive covenants, including non-competition and non-solicitation covenants for 12 months.

If an executive’s employment is terminated by reason of the executive’s death or disability, then in addition to accrued obligations through the termination date, Vertiv shall pay to the executive or the executive’s beneficiary or estate, as the case may be, (i) any earned and unpaid amounts owed under the VIP for the fiscal year preceding the fiscal year in which the termination date occurs and (ii) a pro-rata portion of the executive’s compensation under the VIP for the fiscal year in which the termination date occurs, subject to the achievement of applicable performance measures and paid at the same time as amounts are paid to other executives generally.

Equity Award Provisions. The RSU agreements for RSUs granted prior to 2024 to individuals who were executive officers at the time of grant provide that, upon a termination without cause by Vertiv, any unvested RSUs scheduled to vest during

40 |	- 2024 Proxy Statement

the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, the RSU and option agreements provide that the awards will vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement from active employment on or after age 65 with 10 years of service.

The Strategic Performance Award agreements provide that the awards will be forfeited upon a termination of the executive’s employment prior to the January 1, 2027 vesting date, with limited exceptions. If the executive’s employment is terminated due to death or disability, the earned portion for any completed years of the performance period will become vested, with remaining unearned portions forfeited. Treatment on a change in control is described below.

Change of Control

The Executive Change of Control Plan (“CIC Plan”) provides “double-trigger” severance benefits to senior employees, including the named executive officers, upon specified terminations of employment from Vertiv in connection with a change of control of Vertiv (as defined in the CIC Plan). In the event of a change of control, the executive must also either (i) be involuntarily terminated other than for cause (as defined in the CIC Plan) or (ii) initiate the termination of his or her own employment for good reason (as defined in the CIC Plan). Additionally, either qualifying termination event must occur during the period that starts 90 days immediately prior to the change of control and ends 24 months following such change of control (“Change of Control Period”).

If such termination occurs during the Change of Control Period, the executive would be entitled to:

(i)	lump-sum cash payments equal to a multiplier of two (or, in the case of the CEO at the time of a change in control, three) times the sum of (x) then current base salary and (y) annual target bonus;

(ii)	a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, pro-rated based on the number of days worked by the executive during such fiscal year;

(iii)	a lump-sum cash payment equal to the executive’s actual bonus accrued in the fiscal year prior to the year of termination, but not yet paid;

(iv)	full vesting on an accelerated basis of any of the executive’s unvested long-term incentive awards; and

(v)	COBRA continuation coverage for 18 months.

With respect to the Strategic Performance Awards, in the event of the foregoing qualifying termination, or if the awards are not assumed or replaced by the acquiror, (i) the earned portion of any Strategic Performance Award for completed years and (ii) the target amount of any Strategic Performance Award for incomplete years, will immediately vest.

The CIC Plan does not provide executives with an excise tax gross-up. Instead, to the extent that the payment and benefits to be provided under the CIC Plan or other Company plan or agreement would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary so that no portion will be subject to the excise tax if, with such reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that would be received by the executive if no such reduction was made. The CIC Plan contains certain confidentiality, non-competition and non-solicitation covenants in favor of the Company.

- 2024 Proxy Statement | 41

Potential Payments Upon Termination of Employment

The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of a (i) termination without cause, (ii) termination for good reason, (iii) termination under the CIC Plan, (iv) termination by reason of the executive’s death or disability, or (v) upon retirement. The amounts shown assume that the applicable triggering event occurred on December 31, 2023 and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Reason for termination	Cash Payment ($)		Equity Acceleration ($)(1)		Total ($)

Giordano Albertazzi	Involuntary Termination Without Cause	2,049,000	(2)	1,684,692		3,733,692

	Resignation For Good Reason	2,049,000	(2)			2,049,000

	Change in Control Termination	5,211,000	(3)	46,880,651		52,091,651

	Death or Disability	2,000,000	(4)	39,680,651		41,680,651

	Retirement

David Fallon	Involuntary Termination Without Cause	1,354,000	(2)	2,105,842		3,459,842

	Resignation For Good Reason	1,354,000	(2)			1,354,000

	Change in Control Termination	3,361,000	(3)	25,300,773		28,661,773

	Death or Disability	623,438	(4)	21,430,773		22,054,211

	Retirement

Stephan Liang	Involuntary Termination Without Cause	1,230,000	(2)	1,684,692		2,914,692

	Resignation For Good Reason	1,230,000	(2)		(1)	1,230,000

	Change in Control Termination	2,979,000	(3)	16,018,639		18,997,639

	Death or Disability	1,161,878	(4)(5)	13,018,639		14,180,517

	Retirement	337,500			(1)	337,500	(1)

Anand Sanghi	Involuntary Termination Without Cause	864,356	(2)			864,356

	Resignation For Good Reason	864,356	(2)			864,356

	Change in Control Termination	2,057,068	(3)	6,964,647		9,021,715

	Death or Disability	575,218	(4)	4,564,647		5,139,865

	Retirement

Anders Karlborg	Involuntary Termination Without Cause	796,888	(2)			796,888

	Resignation For Good Reason	796,888	(2)			796,888

	Change in Control Termination	1,839,664	(3)	5,891,799		7,731,463

	Death or Disability	523,259	(4)	4,037,799		4,561,058

	Retirement
(1)

Our RSU agreements granted to individuals prior to 2024 who were executive officers at the time of grant provide that, upon a termination without cause, any unvested RSUs scheduled to vest during the six-month period following termination shall vest on the applicable scheduled vesting dates. In addition, our RSU and option agreements provide that the awards vest in full upon termination of employment due to death or disability and remain eligible for continued vesting upon retirement at age 65. As of December 31, 2023, only Mr. Liang met the definition of retirement under these agreements. Because upon retirement the awards would not be forfeited but would remain eligible for continued vesting on the originally scheduled vesting dates (subject to continued compliance with restrictive covenants), no value is reflected in this table because the value could not be realized until the original vesting date; however, see the amount set forth under Death/Disability for the value of these awards as of December 31, 2023 that would have remained outstanding following his retirement. Amounts payable under retirement exclude accrued benefits under the Company’s retirement plans. Under the CIC Plan, all RSUs and options fully accelerate upon a qualifying termination during a Change in Control Period. The treatment of the Strategic Performance Awards in the event of a change in control is described above. The value in this column was calculated by multiplying the number of unvested awards as of December 31, 2023 by $48.03, which was the closing price of our Class A common stock on December 29, 2023, the last trading day of the fiscal year, less, in the case of stock options, the applicable exercise price. For a Change in Control Termination, the value of the Strategic Performance Awards reflected in the table is the target value pursuant to their terms.

(2)

Pursuant to the Executive Employment Policy, consists of (i) a cash payment equal to one times the sum of the executive’s annual rate of base salary as in effect on December 31, 2023 and target annual bonus for 2023 and (ii) if applicable, the estimated cost of health coverage for 12 months.

(3)

Pursuant to the CIC Plan, consists of (i) lump-sum cash payments equal to a multiplier of two (or, in the case of the CEO, three) times the sum of (x) base salary in effect on December 31, 2023 plus (y) target annual bonus for 2023; (ii) a lump-sum cash payment equal to the executive’s annual target bonus during the fiscal year of termination, pro-rated based on the number of days worked by the executive during such fiscal year (so 100% of annual target bonus for a termination on December 31, 2023); and (iii) the estimated cost of health coverage for 18 months.

42 |	- 2024 Proxy Statement

(4)

Pursuant to the Executive Employment Policy, payment on death or disability would be a pro-rated portion of the executive’s annual bonus for the fiscal year in which the termination date occurs (so 100% for a termination on December 31, 2023). Each NEO’s actual 2023 bonus is reflected in this table.

(5)

Pursuant to Mr. Liang’s agreement, subject to the terms of the Executive Employment Policy, he is entitled to six months’ notice or pay in lieu of notice unless terminated by the Company for cause, and so this table assumes six months of salary is paid upon certain termination events that would not result in a payment under the Executive Employment Policy or CIC Plan.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee’s total annual compensation relative to total annual compensation of the principal executive officer.

As permitted under SEC rules, the Company determined that it was appropriate to use the same median employee that it used in its disclosure for fiscal year 2021 based on its reasonable belief that the increase in the employee population since such date would not result in a significant change to its pay ratio disclosure. However, because the median employee for 2021 was no longer with the Company, another employee with substantially similar compensation was identified as the median employee for 2023.

The median employee was identified by examining the Company’s compensation records to calculate each employee’s cash compensation opportunities during the applicable year. After identifying the median employee, we calculated an estimate of the total annual compensation for 2023 for such employee, using the same methodology used for our NEOs as set forth in the Summary Compensation Table above. As a global organization, most of our employees are located outside of the United States, and the median employee is located in China.

We used the following additional methodology and material assumptions:

•

In the determining the median employee, we excluded the following number of employees in the following countries, which together constituted less than 5% of all active employees at the time of the determination under the SEC’s de minimis exception: Argentina (23), Azerbaijan (4), Bangladesh (5), Chile (90), Colombia (102), Costa Rica (13), Hungary (14), Malaysia (132), Poland (62), Portugal (15), Russian Federation (12), South Africa (42), Taiwan (108), Thailand (93) and Viet Nam (29). The determination of the median employee was based on a total of 22,300 employees (excluding the CEO), with 3,730 U.S. employees and 18,570 non-U.S. employees.

•	Pay was annualized for employees who worked a partial year.

•	Foreign currencies were converted into U.S. dollars.

Total compensation for 2023 for Mr. Albertazzi was $6,183,174. Our median employee’s estimated total compensation for 2023 was $25,058. Therefore, the ratio of our 2023 principal executive officer’s pay to our median employee’s pay for 2023 is 247:1

- 2024 Proxy Statement | 43

Pay versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last four completed calendar years. In determining the “compensation actually paid” (“
CAP
”) to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Year	Summary Compensation Total for PEO($) (1)	Compensation Actually Paid to PEO($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs($) (3)	Average Compensation Actually Paid to Non-PEO NEOs($) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income($) (6)	Adjusted Operating Profit($) (6)
					Total Shareholder Return($) (5)	Peer Group Total Shareholder Return($) (5)

2023	6,183,174	49,586,394	2,973,889	16,527,970	436.4	156.5	460.2M	1,053.5M

2022	8,033,521	(6,564,566)	6,546,724	4,820,353	124.1	123.7	76.6M	439.2M

2021	5,180,837	13,610,394	1,798,692	4,039,817	226.6	153.0	119.6M	471M

2020	19,627,189	23,693,454	4,876,038	6,048,310	169.4	121.0	(327.3)M	342.2M

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for our Principal Executive Officer (“
PEO
”) for each corresponding year in the “Total” column of the Summary Compensation Table, which for 2023 was Mr. Albertazzi and for each of 2022, 2021 and 2020, was Rob Johnson.

(2)
The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO for the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to such executives during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments set forth below were made to the total compensation for each year to determine the compensation actually paid. Adjusted fair values have been determined using, as applicable, updated stock price and assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date.

Fiscal Year	2020($)	2021($)	2022($)	2023($)

Total from Summary Compensation Table	19,627,189	5,180,837	8,033,521	6,183,174

- Amount reported in the Summary Compensation Table for Stock Awards and Option Awards	(14,007,999)	(3,999,997)	(5,834,824)	3,300,000

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	18,074,264	6,381,812	7,113,759	16,686,183

+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (Including Modifications)		5,266,261	(102,068)	20,764,903

- Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year			(12,272,807)

+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year		781,482	(3,502,147)	2,652,134

Compensation Actually Paid	23,693,454	13,610,394	(6,564,566)	49,586,394

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s non-PEO
named executive officers (“
Non-PEO
 NEOs
”) as a group in the “Total” column of the Summary Compensation Table in each applicable year. For purposes of calculating the average amounts in each applicable year, the names of each of the Non-PEO NEOs
are as follows: Giordano Albertazzi (2022), David Fallon (2023, 2022, 2021, 2020), Stephen Liang (2023, 2022, 2021, 2020), Anand Sanghi (2023), Anders Karlborg (2023), Phil Doherty (2022), Stephanie Gill (2021), Jason Forcier (2021, 2020) and John Hewitt (2020).

(4)
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the
Non-PEO
NEOs as a group in the applicable year as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the
Non-PEO
NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the adjustments set forth below were made to the average total compensation for the
Non-PEO
NEOs as a group for each year to determine the compensation actually paid, using the same methodology described in Note 2 above.

44 |	- 2024 Proxy Statement

Fiscal Year	2020($)	2021($)	2022($)	2023($)

Total from Summary Compensation Table	4,876,038	1,798,692	6,546,724	2,973,889

- Amount reported in the Summary Compensation Table for Stock Awards and Option Awards	(3,146,798)	(1,175,995)	(5,483,200)	1,610,995

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (Including Dividend Equivalents)	4,319,070	1,956,699	6,599,736	5,119,386

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (Including Modifications)		1,256,485	(2,250,235)	6,649,679

- Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year		203,936	(592,672)	174,021

Compensation Actually Paid	6,048,310	4,039,817	4,820,353	16,527,970

(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Peer group TSR shown in the table was based on the index we use for purposes of Item 201(e)(1)(ii) of Regulation
S-K.
If we used the Compensation Peer Group (with the list of companies provided in the “
Compensation Discussion and Analysis
” above), the peer group weighted TSR for the measurement periods shown in the table would have been 160.7, 131.8, 153.9 and 115.3 at the end of 2023, 2022, 2021 and 2020, respectively.

(6)
Dollar amounts reported represent (i) the amount of net income reflected in the Company’s audited financial statements for the applicable year and (ii) the amount of adjusted operating profit (
“AOP
”), which is
a non-GAAP measure
we used under the VIP for 2023. For an explanation and reconciliation of AOP, please see Annex A.

Performance Measures.
Listed below are the financial
and non-financial performance
measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our named executive officers, for 2023, to Company performance.

Measure	How We Used the Measure

Adjusted Operating Profit (AOP)	Metric in VIP and Strategic Performance Awards

Adjusted Free Cash Flow	Metric in VIP

Stock Price	Used to determine exercise price of stock options and ultimate realized value of all equity awards
Relationship Between Pay and Performance.
“Compensation actually paid” (
“CAP
”), as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on stock prices at year-end, various
accounting valuation assumptions and other adjustments, but does not reflect actual amounts realized on those awards. CAP generally fluctuates primarily based on stock price, even for equity awards that will not vest until a future year. As a result, CAP may have a relationship to TSR and our performance against peer group TSR. Although AOP is a metric in our annual VIP cash bonuses, it may have less of a relationship to CAP because of the impact of stock price on equity award valuations.
Net
income is not a metric currently used in our compensation program. For a discussion of how our Compensation Committee assessed Company performance and our named executive officers’ compensation, see

- 2024 Proxy Statement | 45

“
Compensation Discussion and Analysis
” elsewhere in this proxy statement. See the graphs below for further information on the relationship between CAP and performance.

46 |	- 2024 Proxy Statement

- 2024 Proxy Statement | 47

Equity Compensation Plan Information
The following table provides information as of December 31, 2023 with respect to our shares of Class A common stock issuable under our equity compensation plans.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)	Weighted-average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (4)

Equity compensation plans approved by security holders (Vertiv Holdings Co 2020 Stock Incentive Plan)	13,882,253	$14.30	45,683,918

Equity compensation plans not approved by security holders

Total	13,882,253	$14.30	45,683,918
(1)
The Vertiv Group Corporation 401(k) Plan, a broad-based plan qualified under Internal Revenue Code Section 401(a) which includes our common stock as one of a number of investment options available to participants, is excluded from the table.

(2)
The numbers in this column reflect shares of our common stock to be issued upon exercise of outstanding stock options and warrants and the vesting of outstanding awards of RSUs and the release of DSUs.

(3)	The calculation of the weighted average exercise price does not include 2,726,895 shares subject to RSUs that do not have an exercise price.
(4)
Commencing with the first business day of each calendar year beginning in 2021 through 2030, the number of shares in the reserve under the 2020 Stock Incentive Plan may be increased by a number equal to the least of (x) 10.5 million shares, (y) 3% of the number of shares outstanding as of the last day of the immediately preceding calendar year or (z) a lesser number of Shares determined by our board of directors or compensation committee. This number is inclusive of 10.5 million shares authorized in 2023 pursuant to the plan.

48 |	- 2024 Proxy Statement

Proposal 2:	Advisory Vote to Approve Compensation of Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in this proxy statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed in “Executive Compensation” above. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Board believes that our executive compensation programs align the interests of stockholders and executive officers by emphasizing variable, at-risk compensation through a combination of long-term equity incentives and annual cash incentives. We encourage you to read the disclosure under “Compensation Discussion and Analysis” to learn more about our executive compensation programs and policies. The Board believes that our 2023 executive compensation program shows alignment between the interests of our executives and stockholders.

While the results of the say-on-pay vote are non-binding and advisory in nature, our Board of Directors and Compensation Committee intend to consider the results of this vote in making future compensation decisions.

We expect that our next advisory say-on-pay vote will take place at our annual meeting of stockholders in 2025.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2023, as discussed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the summary compensation table and the related compensation tables and narrative in this proxy statement, is hereby APPROVED, on an advisory basis.”

In considering their vote, stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure included in this proxy statement.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

- 2024 Proxy Statement | 49

Proposal 3:	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and previously served as principal accountants to the Vertiv operating business from 2016 until their dismissal in 2020 in connection with the Business Combination. Stockholder ratification of the appointment of Ernst & Young LLP is not required by law. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee retains the discretion to appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Vertiv and its stockholders. Ernst & Young LLP is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has appointed it as such for fiscal 2024.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2024.

50 |	- 2024 Proxy Statement

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the consummation of the Business Combination in 2020 and as principal accountants to the Vertiv operating business prior to the Business Combination since 2016.

The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

Pre-Approval Policy

The policy of our Audit Committee is to review in advance, and pre-approve all audit or non-audit services to be provided by the Company’s independent or other registered public accounting firm and to approve all related fees and other terms of engagement.

All of the audit-related, tax and all other services provided by Ernst & Young LLP to us since its appointment, were approved by our Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. All non-audit services provided subsequent to our initial public offering in 2018 were reviewed with the Audit Committee, which in each case concluded that the provision of such services by the relevant independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees

The following table presents aggregate fees billed to us for services rendered by our principal accountants, Ernst & Young LLP, over the prior two fiscal years.

	For the year ended December 31, 2023	For the year ended December 31, 2022

Audit Fees	$7,889,928	$8,190,914

Audit-Related Fees	$60,000	$75,540

Tax Fees	$3,395,732	$3,220,854

All other Fees	$21,834	$3,600

Total	$11,367,494	$11,490,908

Audit Fees

This category includes the aggregate fees during 2023 and 2022 billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

Audit-Related Fees

This category includes the aggregate fees during 2023 and 2022 billed for services relating to employee benefit plans audits.

- 2024 Proxy Statement | 51

Tax Fees

This category includes the aggregate fees during 2023 and 2022 billed for professional services relating to tax compliance, tax planning and tax advice.

All Other Fees

All other fees consist of fees billed for all other permitted services.

52 |	- 2024 Proxy Statement

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of Vertiv Holdings Co (“Company”) with respect to our audited financial statements for the year ended December 31, 2023. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee hereby reports as follows:

1.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope of, and plans for, its audit. The Audit Committee has met with the independent registered public accounting firm to discuss the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

3.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee has concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

4.

The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s investor page on its website at: https://investors.vertiv.com/corporate-governance/documents/default.aspx .

5.

Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Company’s Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

AUDIT COMMITTEE

Steven S. Reinemund

Robin L. Washington

Edward L. Monser

Jakki L. Haussler

- 2024 Proxy Statement | 53

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth information with respect to the beneficial ownership of our Class A common stock, as of April 15, 2024, by:

•	each of our directors and named executive officers;

•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days and time-based RSUs that will vest within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.

Except as set forth in the footnotes below, the percentages included in the following table are based on 374,039,197 shares of Class A common stock outstanding as of April 15, 2024. Amounts shown are rounded down to the nearest whole share.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082.

Name and Address of Beneficial Owners(1)	Number of Shares	Percentage Ownership (%)

5% Holders (Other than Directors and Executive Officers)

FMR LLC(2)	49,082,199	13.12%

The Vanguard Group(3)	31,855,473	8.52%

Barrow Hanley Global Investors(4)	22,871,779	6.11%

BlackRock, Inc.(5)	22,856,839	6.11%

Directors and Named Executive Officers

David M. Cote(6)	2,348,327	*

Giordano Albertazzi(7)	698,840	*

Joseph J. DeAngelo(8)	87,151	*

Joseph van Dokkum(9)	119,456	*

Roger Fradin(10)	462,789	*

Jakki L. Haussler(11)	18,772	*

Jacob Kotzubei(12)	94,456	*

Matthew Louie(13)	94,456	*

Edward L. Monser(14)	139,374	*

Steven S. Reinemund(15)	462,789	*

Robin Washington(16)	104,456	*

David Fallon(17)	736,732	*

Anders Karlborg(18)	87,194	*

Stephen Liang(19)	106,170	*

Anand Sanghi(20)	183,396	*

All Directors and Executive Officers as a group (23 Individuals)(21)	18,735,103	5.01%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 505 N. Cleveland Avenue, Westerville, Ohio 43082.

54 |	- 2024 Proxy Statement

(2)

The information is based on a Schedule 13G/A filed by FMR LLC and Abigail P. Johnson with the SEC on February 9, 2024. FMR LLC has sole voting power in respect of 47,840,883 shares of Class A common stock and sole dispositive power in respect of 49,082,199 shares of Class A common stock, and Abigail P. Johnson has sole dispositive power in respect of 49,082,199 shares of Class A common stock. The business address of FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(3)

The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Vanguard Group has shared voting power in respect of 192,897 shares of Class A common stock, sole dispositive power in respect of 31,378,636 shares of Class A common stock and shared dispositive power in respect of 476,837 shares of Class A common stock. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The information is based on a Schedule 13G filed by Barrow Hanley Global Investors with the SEC on February 13, 2024. Barrow Hanley Global Investors has sole voting power in respect of 17,995,305 shares of Class A common stock, shared voting power in respect of 4,876,474 shares of Class A common stock and sole dispositive power in respect of 22,871,779 shares of Class A common stock. The business address of Barrow Hanley Global Investors is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761.

(5)

The information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2024. BlackRock Inc. has sole voting power in respect of 20,829,262 shares of Class A common stock and sole dispositive power in respect of 22,856,839 shares of Class A common stock. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(6)

Interests shown include: (i) 62,258 shares of Class A common stock held by Mr. Cote’s spouse, (ii) 2,000,000 shares of Class A common stock held by Atlanta Sons LLC, (iii) 200 shares of Class A common stock held by David M. Cote 2018 Revocable Trust, of which Mr. Cote is the trustee and (iv) 285,869 shares of Class A common stock underlying options held by Mr. Cote that are exercisable within 60 days of April 15, 2024. Mr. Cote is the manager of Atlanta Sons LLC. Mr. Cote disclaims beneficial ownership of the shares held by his spouse.

(7)

Interests shown include: (i) 118,523 shares of Class A common stock held by Mr. Albertazzi, and (ii) 580,317 shares of Class A common stock underlying options that are exercisable within 60 days of April 15, 2024.

(8)

Interests shown include: (i) 71,600 shares of Class A common stock, and (ii) 15,551 shares of Class A common stock underlying options held by Mr. DeAngelo that are exercisable within 60 days of April 15, 2024.

(9)

Interests shown include: (i) 25,000 shares of Class A common stock held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common, and (ii) 94,456 shares of Class A common stock underlying options held by Mr. van Dokkum that are exercisable within 60 days of April 15, 2024.

(10)

Interests shown include: (i) 368,333 shares of Class A common stock, and (ii) 94,456 shares of Class A common stock underlying options held by Mr. Fradin that are exercisable within 60 days of April 15, 2024.

(11)	Interests include 18,772 shares of Class A common stock underlying options held by Ms. Haussler that are exercisable within 60 days of April 15, 2024.
(12)	Interests shown include 94,456 shares of Class A common stock underlying options held by Mr. Kotzubei that are exercisable within 60 days of April 15, 2024.
(13)	Interests shown include 94,456 shares of Class A common stock underlying options held by Mr. Louie that are exercisable within 60 days of April 15, 2024.
(14)

Interests shown include: (i) 44,000 shares of Class A common stock held by Mr. Monser, (ii) 918 shares of Class A common stock held by Mr. Monser’s spouse, and (iii) 94,456 shares of Class A common stock underlying options held by Mr. Monser that are exercisable within 60 days of April 15, 2024.

(15)

Interests shown include: (i) 35,000 shares of Class A common stock held by Mr. Reinemund, (ii) 333,333 shares of Class A common stock held by the Reinemund Community Property Trust, of which Mr. Reinemund and Gail T. Reinemund are the trustees and beneficiaries, and (iii) 94,456 shares of Class A common stock underlying options held by Mr. Reinemund that are exercisable within 60 days of April 15, 2024.

(16)

Interests shown include: (i) 10,000 shares of Class A common stock that are held by the Carl and Robin Washington Revocable Trust, of which Ms. Washington and Carl D. Washington are trustees, and (ii) 94,456 shares of Class A common stock underlying options held by Ms. Washington that are exercisable within 60 days of April 15, 2024.

(17)

Interests shown include: (i) 161,125 shares of Class A common stock, (ii) 573,428 shares of Class A common stock underlying options held by Mr. Fallon that are exercisable within 60 days of April 15, 2024, and (iii) 2,179 shares of Class A common stock held by our 401(k) plan.

(18)

Interests shown include: (i) 14,379 shares of Class A common stock, (ii) 71,675 shares of Class A common stock underlying options held by Mr. Karlborg that are exercisable within 60 days of April 15, 2024, and (iii) 1,140 shares of Class A common stock underlying awards that will vest within 60 days of April 15, 2024.

(19)

Interests shown include: (i) 36,308 shares of Class A common stock and (ii) 69,862 shares of Class A common stock underlying options held by Mr. Liang that are exercisable within 60 days of April 15, 2024.

(20)

Interests shown include: (i) 50,362 shares of Class A common stock, (ii) 133,028 shares of Class A common stock underlying options held by Mr. Sanghi that are exercisable within 60 days of April 15, 2024 and (iii) 6 shares of Class A common stock held by our 401(k) plan.

(21)

Includes (i) 2,028,713 shares which the group has the right to acquire through vested stock options within 60 days of April 15, 2024, and (ii) 6,404 shares of Class A common stock underlying awards that will vest within 60 days of April 15, 2024.

- 2024 Proxy Statement | 55

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

We have adopted a written policy on transactions with “related persons,” defined in the policy as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of the Company’s voting securities, and their immediate family members.

For purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

The Board of Directors, acting through those members of its Audit Committee who are not interested in the transaction in question, will review related person transactions to determine whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. If, after any such review, a related person transaction is determined to be in, or not inconsistent with, the best interests of the Company, then the related person transaction may be approved or ratified according to the procedures in the policy. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not practicable or desirable, then the chair of the Audit Committee may approve or ratify a related person transaction.

In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined shall be deemed pre-approved.

Business Combination

On February 7, 2020 (“Closing Date”), Vertiv consummated its business combination (“Business Combination”) with GS Acquisition Holdings Corp (“GSAH”), pursuant to an arrangement and plan of merger (“Merger Agreement”) by and among the Company, GSAH, Vertiv Holdings, LLC, a Delaware limited liability company (“Vertiv Holdings”), VPE Holdings, LLC, a Delaware limited liability company (“Vertiv Stockholder”), and Crew Merger Sub I LLC and Crew Merger Sub II LLC, each a Delaware limited liability company and a direct, wholly owned subsidiary of GSAH. In connection with the Business Combination, GSAH changed its name to “Vertiv Holdings Co” and changed the trading symbols for its units, each unit representing one share of Class A common stock and one-third of one redeemable warrant to acquire one share of Class A common stock, that were issued in the initial public offering of GSAH. As a result of the Business Combination, we became the owner, directly or indirectly, of all of the assets of the pre-Business Combination Vertiv Holdings, LLC and its subsidiaries, and the Vertiv Stockholder acquired a portion of our Class A common stock. On January 19, 2021, the Company redeemed the outstanding public warrants in full and the units and the Company’s public warrants were subsequently delisted from NYSE.

Other Related Party Transactions

Indemnification Agreements

Our standard form of indemnification agreement for each of our executive officers and directors provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Transactions with the Vertiv Stockholder and its Affiliates

On August 8, 2023 the Vertiv Stockholder completed the sale of 20,000,000 shares of Class A common stock of the Company (the “Stock Sale Transaction”). Subsequent to the Stock Sale Transaction, the Vertiv Stockholder held less than 5% of the outstanding Class A common stock of the Company and as such was no longer considered a related person of the Company for purposes of Item 404 of Regulation S-K by virtue of its ownership in the Company.

The Company also purchased and sold goods in the ordinary course of business with affiliates of Platinum Equity Advisors, LLC (“Platinum Advisors”). From January 1, 2023 through the date of the Stock Sale Transaction, purchases from and sales to affiliates of Platinum Advisors were approximately $74.1 million and $89.5 million, respectively.

On February 29, 2024, the Company completed the repurchase from the Vertiv Stockholder of all of the Vertiv Stockholder’s 7,955,215 remaining shares of our Class A common stock an aggregate of approximately $524.9 million, pursuant to the Company’s previously announced $3 billion stock buyback program.

56 |	- 2024 Proxy Statement

Employment of Family Members of Executive Officers

Certain family members of the Company’s executive officers were employed by Vertiv during the year ended December 31, 2023, as set forth below, and, in furtherance to our commitment to corporate governance, each of these familial matters is reviewed and discussed with the Audit Committee and the Compensation Committee. As referenced above, for purposes of this policy, a “related person transaction” is defined as any transaction, arrangement or relationship in which Vertiv is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest.

Richard Johnson, the brother of Patrick Johnson, one of our former executive officers, serves as our Director of Global Strategic Clients. Richard Johnson received total compensation of approximately $361,902.73 for the year ended December 31, 2023.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our Class A common stock (the “10% Stockholders”) to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that (i) a Form 4 reporting five transactions filed on behalf of Stephen Liang was filed late on June 13, 2023 and (ii) a Form 4 for one transaction filed on behalf of Mr. David Cote was filed late on November 30, 2023.

ADDITIONAL INFORMATION

List of Stockholders of Record

In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available to our stockholders at the principal executive offices at Vertiv Holdings Co, at 505 N. Cleveland Avenue, Westerville, Ohio 43082, for a period of ten days prior to the date of the Annual Meeting. This list will also be available electronically at the Annual Meeting.

Submission of Stockholder Proposals at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2025 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 27, 2024, unless the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or after June 19, 2025, in which case the stockholder proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2025 Annual Meeting of Stockholders, stockholders are advised to review our bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received by our Secretary at the address below not later than the opening of business on the 90th day prior nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 19, 2025 and March 21, 2025 for the 2025 Annual Meeting of Stockholders. In the event that the 2025 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 19, 2025, notice by the stockholder, to be timely, must be received no earlier than the opening of business on the 120th day prior to the 2025 Annual Meeting of Stockholders and no later than the later of (1) the close of business on the 90th day prior to the 2025 Annual Meeting of stockholders and (2) the close of business on the tenth day following the day on which we first publicly announce the date of the 2025 Annual Meeting of Stockholders.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 20, 2025.

All stockholder proposals and director nominations should be sent to our principal executive offices at Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

- 2024 Proxy Statement | 57

We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws as described above to our principal executive offices at Vertiv Holdings Co, at 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

As required by our bylaws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our bylaws. Evaluation of any such recommendations is the responsibility of the Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as it evaluates other candidates.

Stockholder Communications with the Board of Directors

Any stockholder or other interested party may contact our Board of Directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Vertiv Holdings Co, 505 N. Cleveland Avenue, Westerville, Ohio 43082, Attn: Corporate Secretary.

Note about Forward-Looking Statements

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act. These forward-looking statements include, but are not limited to, statements regarding our anticipated growth and value creation for our stockholders, management strategies and plans, anticipated future investments and new product launches, anticipated effects of pricing and supply chain and operational measures, anticipated demand for our products and services, impacts of supply chain and inflationary pressures, statements regarding anticipated growth in data traffic and artificial intelligence, statements regarding partnerships with customers and others, our ability to attract and retain personnel, statements regarding economic and geopolitical conditions, our responsible business goals and initiatives, our plans and actions with respect to operational performance, our plans, strategies and expectations with respect to executive compensation, including anticipated impacts thereof on retention and on our results of operations, statements regarding our commitments including with respect to responsible business initiatives, human capital resources, safety and environmental, social and governance matters. These statements are only predictions, and actual events or results may differ materially from those in the forward-looking statements set forth herein. These statements are subject to risks and uncertainties, including, but not limited to, the risks discussed under the heading “Risk Factors” in Vertiv’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, to which readers are referred for a discussion of these and other important risk factors concerning Vertiv and its operations. Vertiv is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

58 |	- 2024 Proxy Statement

Annex A	Non-GAAP Financial Measures

Certain financial information included in this proxy statement, as well as the letter to shareholders and annual report accompanying this proxy statement, are considered to be non-GAAP financial measures. Such measures, as further described below, may not be directly comparable to other similarly titled measures used by other companies and therefore may not be comparable among companies. Management believes these non-GAAP financial measures provide investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Vertiv has provided reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vertiv’s non-GAAP financial measures include:

•	Adjusted operating profit (loss), which represents operating profit (loss), adjusted to exclude amortization of intangibles;

•	Organic net sales growth, which represents the change in net sales adjusted to exclude the impacts of foreign currency exchange rate;

•

Adjusted free cash flow, which represents net cash provided by (used for) operating activities adjusted to exclude capital expenditures and investments in capitalized software and to include proceeds from disposition of PP&E; and

•	Adjusted diluted EPS, which represents diluted earnings per share adjusted to exclude amortization of intangibles and change in warranty liability.

- 2024 Proxy Statement | 59

Reconciliation of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted Operating profit (loss) to the comparable GAAP measure of Operating profit (loss) for the 12 months ended December 31, 2023 and 2022 (in millions):

	Full Year 2023	Full Year 2022

Operating profit (loss)	$872.2	$223.4

Amortization of intangibles	181.3	215.8

Adjusted operating profit (loss)	$1,053.5	$439.2

Adjusted operating margins(1)	15.3%	7.7%
(1)	Adjusted operating margins calculated as adjusted operating profit (loss) divided by net sales.

Reconciliation of Net Cash Provided By (Used For) Operating Activities to Adjusted Free Cash Flow (In millions)

	Full Year 2023	Full Year 2022

Net cash provided by (used for) operating activities	900.5	(152.8)

Capital expenditures	(127.9)	(100.0)

Investments in capitalized software	(6.7)	(11.0)

Proceeds from disposition of PP&E	12.4	3.9

Adjusted Free Cash Flow	778.3	(259.9)

Reconciliation from Net Sales to Organic Net Sales Growth

	Full Year 2023 GAAP Sales	Full Year 2022 GAAP Sales	Δ	Δ%

Critical infrastructure & solutions	$4,449.1	$3,475.3	$973.8	28.0%

Services & spares	1,592.0	1,480.6	111.4	7.5%

Integrated rack solutions	822.1	735.6	86.5	11.8%

Total	$6,863.2	$5,691.5	$1,171.7	20.6%

	Δ	FX Δ	Organic Growth	Organic Δ%(1)

Critical infrastructure & solutions	$973.8	$22.5	$996.3	28.7%

Services & spares	111.4	15.1	126.5	8.5%

Integrated rack solutions	86.5	6.1	92.6	12.6%

Total	$1,171.7	$43.7	$1,215.4	21.4%
(1)	Organic growth percentage change is calculated as organic growth divided by net sales for the year ended December 31, 2022.

Reconciliation of Diluted EPS to Non-GAAP Adjusted EPS

Year ended December 31, 2023

	Operating profit (loss)	Interest expense, net	Change in Warrant Liability	Extinguishment of debt	Income tax expense	Net income (loss)	Diluted EPS(1)

GAAP	$872.2	$180.1	$157.9	$0.5	$73.5	$460.2	$1.19

Amortization of intangibles	181.3	—	—	—	—	181.3	0.47

Change in warrant liability	—	—	(157.9)	—	—	157.9	0.41

Nonrecurring tax benefit, net(2)	—	—	—	—	115.0	(115.0)	(0.30)

Non-GAAP Adjusted	$1,053.5	$180.1	$—	$0.5	$188.5	$684.4	$1.77
(1)

Diluted EPS and adjusted diluted EPS is based on 386.2 million shares (includes 380.1 million basic shares, 6.1 million potential dilutive stock options, restricted stock units and performance awards converted into RSUs upon achievement of the related performance target). We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

(2)	Nonrecurring tax benefit includes $115.0 million of valuation allowance release as a result of the Company’s updated assessment of the realization of deferred tax assets in certain countries.

60 |	- 2024 Proxy Statement

Year ended December 31, 2022

	Operating profit (loss)	Interest expense, net	Change in Warrant Liability	Income tax expense	Net income (loss)	Diluted EPS(1)

GAAP	$223.4	$147.3	$(90.9)	$90.4	$76.6	$(0.04)

Intangible amortization	215.8	—	—	—	215.8	0.57

Change in warrant liability	—	—	90.9	—	(90.9)	—

Non-GAAP Adjusted	$439.2	$147.3	$—	$90.4	$201.5	$0.53
(1)

Diluted EPS and adjusted diluted EPS is based on 378.2 million shares (includes 376.7 million basic shares and 1.5 million dilutive warrants). Diluted EPS and adjusted diluted EPS includes an adjustment to exclude $90.9 million from net income which is attributable to the warrants as they were dilutive in the period. We believe that this presentation is more representative of operating results by removing the impact of warrant liability accounting and the associated impact on diluted share count.

- 2024 Proxy Statement | 61

About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers' vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today's data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries.

For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

Vertiv.com | **Vertiv Headquarters,** 505 N Cleveland Ave, Westerville, OH 43082, USA

© 2024 Vertiv Group Corp. All rights reserved. Vertiv™ and the Vertiv logo are trademarks or registered trademarks of Vertiv Group Corp. All other names and logos referred to are trade names, trademarks or registered trademarks of their respective owners. While every precaution has been taken to ensure accuracy and completeness here, Vertiv Group Corp. assumes no responsibility, and disclaims all liability, for damages resulting from use of this information or for any errors or omissions. Specifications, rebates and other promotional offers are subject to change at Vertiv's sole discretion upon notice.

VERTIV HOLDINGS CO

505 N. CLEVELAND AVE.

WESTERVILLE, OH 43082

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 18, 2024 for shares held directly and by 11:59 p.m. Eastern Time on June 16, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/VRT2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 18, 2024 for shares held directly and by 11:59 p.m. Eastern Time on June 16, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V38275-P05978	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERTIV HOLDINGS CO

The Board of Directors recommends you vote FOR the following:

1.

Elect each of the following eleven directors to our Board of Directors, each for a term of one year expiring at the 2025 annual meeting of stockholders and until such director’s successor has been duly elected and qualified.

	Nominees:		For	Withhold
	1a.	David M. Cote	☐	☐
	1b.	Giordano Albertazzi	☐	☐
	1c.	Joseph J. DeAngelo	☐	☐
	1d.	Joseph van Dokkum	☐	☐
	1e.	Roger Fradin	☐	☐
	1f.	Jakki L. Haussler	☐	☐
	1g.	Jacob Kotzubei	☐	☐
	1h.	Matthew Louie	☐	☐
	1i.	Edward L. Monser	☐	☐

		For	Withhold
1j.	Steven S. Reinemund	☐	☐
1k.	Robin L. Washington	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To approve, on an advisory basis, the 2023 compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V38276-P05978

VERTIV HOLDINGS CO

Annual Meeting of Stockholders

June 19, 2024 11:00 AM ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David M. Cote, Giordano Albertazzi and Stephanie L. Gill, or any of them, as proxies (the “Proxies”), each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of VERTIV HOLDINGS CO that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM ET on June 19, 2024, virtually at www.virtualshareholdermeeting.com/VRT2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side